Exhibit 2.1

STOCK PURCHASE AGREEMENT
BY AND AMONG
ENERNOC, INC.,
GLOBAL ENERGY PARTNERS, INC.,
THE GLOBAL ENERGY PARTNERS, INC. EMPLOYEE STOCK
OWNERSHIP TRUST,
AND
CERTAIN INDIVIDUALS NAMED HEREIN
Dated as of December 2, 2010

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 2nd day of December, 2010 by and among EnerNOC, Inc., a Delaware corporation (the “Buyer”), Global Energy Partners, Inc., a California corporation (the “Company”), the Global Energy Partners, Inc. Employee Stock Ownership Trust (the “Seller” or the “Trust”), John Kotowski, Jane Kotowski, Mark Reedy and Ken Gudger. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in Article 12.
RECITALS
     WHEREAS, the Buyer desires to purchase from the Seller all of the outstanding shares of capital stock of the Company;
     WHEREAS, the Seller owns all of the outstanding shares of capital stock of the Company and desires to sell to the Buyer all such shares;
     WHEREAS, the individuals listed above have agreed to certain provisions of this Agreement;
     WHEREAS, the Buyer, the Company, the Seller and the other parties desire to consummate such transaction upon the terms and subject to the conditions set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and the representations, warranties, covenants and agreements in this Agreement, the parties hereto agree as follows:
ARTICLE 1
PURCHASE AND SALE
     1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Seller shall sell to Buyer, and Buyer shall purchase from the Seller at the Closing, that number of Common Shares as is set forth opposite the Seller’s name on Schedule 1.1. The aggregate purchase price to be paid under this Agreement shall be determined pursuant to Section 2.1 and shall be paid as provided in Section 2.2.
ARTICLE 2
PURCHASE PRICE
     2.1 Purchase Price.
          (a) The “Purchase Price” shall equal $26,500,000 less (1) the Capitalization Deficit, if any, less (2) the payments due under Section 2.7 (unless otherwise paid by the

Company out of cash held by the Company immediately prior to the Closing). The Purchase Price shall be paid in cash and Buyer Common Stock as follows:
               (i) $6,625,000 (25% of $26,500,000) of the Purchase Price shall be paid in Buyer Common Stock, calculated by dividing the applicable value by the Ten Day Trading Average Price (the “Stock Purchase Price”); and
               (ii) the balance of the Purchase Price shall be paid in cash (the “Cash Purchase Price”).
     The Purchase Price shall be further adjusted as provided in Section 2.4 below.
     2.2 Calculation and Payment of Estimated Purchase Price.
          (a) The amount of cash to be paid at the Closing Date shall be determined based on the following:
          Not less than three (3) days prior to the Closing Date, the Company shall cause to be prepared and delivered to the Buyer a reasonably detailed statement (the “Estimated Statement”) in the form set forth on Exhibit A containing (i) good faith estimates of the Capitalization Amount (including a calculation of the Working Capital Amount) and the accrued but unpaid Transaction Expenses, in each case as of the Closing, (ii) the Company’s calculation of the Purchase Price (based on the Company’s good faith estimates of the Capitalization Amount and accrued but unpaid Transaction Expenses) pursuant to Section 2.1 (the “Estimated Purchase Price”) and (iii) the calculation of the Cash Escrow, Capitalization Escrow and the Stock Escrow. The Estimated Statement shall be based upon the Estimated Closing Date Balance Sheet and shall be subject to Buyer review (including review of reasonable backup information) prior to being formally delivered under this paragraph 2.2(a).
          (b) At the Closing, the Buyer shall (i) pay to the Seller the Cash Purchase Price (adjusted as contemplated above) less the Cash Escrow and the Capitalization Escrow, and (ii) instruct its transfer agent to prepare and deliver a stock certificate to the Seller evidencing the Stock Purchase Price (adjusted as contemplated above) less the Stock Escrow.
          (c) At the Closing, the Buyer shall deliver to the Escrow Agent on behalf of the Seller the Cash Escrow and the Capitalization Escrow in accordance with the terms and conditions of the Escrow Agreement and Section 2.3. Buyer shall cause the Stock Escrow to be deposited with the Escrow Agent promptly after the Closing on behalf of the Seller in accordance with the terms and conditions of the Escrow Agreement and Section 2.3.
          (d) At the Closing, the Company shall first pay the accrued but unpaid Transaction Expenses as reflected in the Estimated Statement to the extent there is a Capitalization Surplus and the Buyer shall next pay any remaining amounts of accrued but unpaid Transaction Expenses.

     2.3 Escrow.
          (a) For purposes of payment of the obligations of the Seller pursuant to Section 2.4(e)(ii) and Article 10, the Capitalization Escrow and the Indemnity Escrow shall be held in escrow and shall be available to satisfy such parties’ obligations under this Agreement and the Escrow Agreement until distribution is required under the terms of this Agreement and the terms of the Escrow Agreement.
          (b) On the date eighteen (18) months from the Closing Date, all remaining portions of the Cash Escrow and Stock Escrow shall be released to the Seller; provided, however, the portions so released shall be reduced by (A) any pending Claim pursuant to Section 2.4(e)(ii), Article 10 or the terms of the Escrow Agreement and (B) all final and binding obligations with respect to Claims pursuant to Section 2.4(e)(ii), Article 10 or the terms of the Escrow Agreement that have not been satisfied in full. Any portion of the Escrow with respect to a pending Claim shall be released upon final determination of such Claim to the extent that the amounts remaining in such Escrow exceed the aggregate amount of other Claims pursuant to Section 2.4(e)(ii), Article 10 or the terms of the Escrow Agreement.
          (c) The parties to this Agreement acknowledge and agree that the Purchase Price is being deemed delivered by the Buyer to the Seller on or promptly after the Closing Date less the Cash Escrow, the Capitalization Escrow and the Stock Escrow, and the Buyer is directly transferring the Cash Escrow, the Capitalization Escrow and the Stock Escrow to the Escrow Agent and not to the Seller.
     2.4 Calculation and Payment of Final Purchase Price.
          (a) Within ninety (90) days following the Closing, the Buyer shall prepare and deliver to the Seller its final determination of the Purchase Price, including the Buyer’s calculation of Capitalization Amount as of the Closing Date (the “Final Statement”), and including such schedules and data as may be appropriate to support such calculations. Buyer shall provide the Seller with reasonable access to the Records and the employees and accountants of Company (during normal business hours and with reasonable advance notice) to review the Final Statement, and the Seller shall be entitled to review any working papers, trial balances and similar materials relating to the Final Statement prepared by or on behalf of Buyer; provided, however that neither the Company nor the Buyer shall have the obligation to require its independent accountants to provide access to their respective working papers.
          (b) If the Seller objects to Buyer’s data or calculations in the Final Statement, the Seller shall notify the Buyer in writing of such objection(s) within thirty (30) days after receipt of the Final Statement from Buyer (an “Objection Notice”). The Objection Notice shall specify which item(s) of the Final Statement is (are) being disputed and describe in reasonable detail the basis for such disputes.
          (c) If the Seller delivers an Objection Notice with respect to the Final Statement in accordance with Section 2.4(b), then the Seller and Buyer shall attempt to resolve such disputed items.

          (d) In the event Buyer and the Seller are unable to resolve the disputed items within forty-five (45) days after delivery of the Objection Notice, either Buyer or the Seller may demand that such disputed items be referred to an independent accounting firm as is mutually acceptable to each of Buyer and the Seller to finally resolve such disputed items. The independent accounting firm shall act as an arbitrator to determine only the disputed items, and the determination of each disputed item shall be within the range established by the Final Statement and the Objection Notice. The determination of such independent accounting firm shall be made as promptly as possible and shall be final and binding upon the parties. Each party hereto shall be permitted to submit such data and information to such independent accounting firm as the parties deem appropriate. Buyer and the Seller, on behalf of the Seller, shall each pay their own costs and expenses incurred under this Section 2.4(d). All expenses and fees incurred in connection with the independent accounting firm shall be paid equally by Buyer on one hand and the Seller, on the other hand.
          (e) The Capitalization Amount as determined in accordance with this Section 2.4 shall be used to determine the final Purchase Price in accordance with Section 2.1 (the “Final Purchase Price”). Once the Final Purchase Price is determined in accordance with Section 2.1 and this Section 2.4, the following shall occur:
               (i) if the Final Purchase Price exceeds the Estimated Purchase Price, the Buyer shall pay the amount of such excess in cash to the Seller within three (3) days following delivery of such notice; or
               (ii) if the Estimated Purchase Price exceeds the Final Purchase Price, the Seller shall instruct the Escrow Agent to distribute such excess from the Capitalization Escrow within three (3) days following delivery of such notice in accordance with the terms of the Escrow Agreement. If there are amounts left in the Capitalization Escrow after the payment contemplated herein, then the Buyer shall instruct the Escrow Agent to distribute the remainder of such Capitalization Escrow to Seller as provided in the Escrow Agreement.
     2.5 Withholding. Buyer and the Company will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as any of Buyer, the Escrow Agent or the Company reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of state, local or foreign Tax law. To the extent that amounts are so withheld and remitted to the appropriate Tax Authority, such withheld amounts will be treated for all purposes hereof as having been paid to such Person in respect of which such deduction and withholding was made.
     2.6 No Fractional Shares. No certificates or scrip for fractional shares of Buyer Common Stock will be issued, no Buyer stock split or dividend will be paid in respect of any fractional share interest, and no such fractional share interest will entitle the owner thereof to vote or to any rights of or as a stockholder of Buyer. In lieu of fractional shares, the Seller that would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock to be received by the Seller) will be paid the cash value of such fraction, which will be equal to such fraction multiplied by the Ten Day Trading Average Price.

     2.7 Outstanding Awards. The Company shall take all actions necessary and advisable to (i) pay the cash settlement value at or promptly after the Closing and cancel all outstanding Phantom Stock Awards (“Phantom Stock Awards”) granted (and amended to address any 409A remediation) pursuant to the Award Program as of the Closing, (ii) pay the cash settlement value at or promptly after the Closing and cancel all outstanding Stock Appreciation Rights Awards (“SAR”) granted (and amended to address any 409A remediation) pursuant to the Award Program as of the Closing and (iii) terminate the Global Energy Partners, Inc. Executive Incentive Award Program (the “Award Program”), any agreements related to the Award Program and any other plan or program pursuant to which any phantom stock award and/or stock appreciation right of the Company has been or may be granted. In connection with any payment pursuant to the foregoing sentence, the Company shall withhold all applicable Taxes
     2.8 Procedure for Payment. At the Closing, the Buyer shall deliver to Seller by wire transfer the Cash Purchase Price (adjusted as contemplated above) less the Cash Escrow and the Capitalization Escrow and the Buyer shall deliver to the Escrow Agent by wire transfer the Cash Escrow and the Capitalization Escrow. Promptly after the Closing, the Buyer shall cause its transfer agent to deliver to Seller a stock certificate representing the number of shares equal to the Stock Purchase Price (adjusted as contemplated above) less the Stock Escrow as set forth on the Estimated Statement and to the Escrow Agent a stock certificate representing the Stock Escrow. Each outstanding share of capital stock of the Company will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive such portion of the Purchase Price as set forth on the Estimated Statement.
ARTICLE 3
CLOSING; CONDITIONS PRECEDENT TO CLOSING
     3.1 Closing. The Closing shall be held at the offices of Cooley LLP located at 500 Boylston Street, Boston, Massachusetts 02116-3736 at 10:00 a.m. Eastern Time on a date to be mutually agreed upon by the Buyer and the Company, which date shall be no earlier than January 2, 2011 or later than the third business day after all of the conditions set forth in this Article 3 have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing), or at such other time and place as the Buyer and the Company shall mutually agree. Except as otherwise provided in the Transaction Documents, all proceedings to be taken and all documents to be executed at the Closing shall have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.
     3.2 Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to consummate the Transactions is subject to the satisfaction as of the Closing of each of the following conditions:
          (a) The representations and warranties of the Company and Seller set forth in Article 4 and the Seller set forth in Article 5 that are qualified by any reference to Material Adverse Effect or other materiality qualifications shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified). All other representations and warranties of the Company and Seller set forth in Article 4 and the Seller set forth in Article 5 shall be true and correct on and as of the date of this Agreement and as of the Closing Date in all material respects with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct in all material respects on the date or during the range of dates so specified).
          (b) The Company and the Seller shall each have performed in all material respects the covenants contained in this Agreement required to be performed by it on or prior to the Closing Date.
          (c) The Company shall have delivered to the Buyer a certificate dated as of the Closing Date and signed by the CEO or CFO of the Company stating that the conditions set forth in Sections 3.2(a) and (b) have been satisfied as of the Closing Date. The statements contained in such certificate shall be a representation and warranty of the Company which shall survive the Closing for the period provided in Article 10.
          (d) The Required Consents listed on Exhibit B, in a form reasonably satisfactory to the Buyer, shall have been received on or prior to the Closing Date.
          (e) The Governmental Authorizations listed on Exhibit C, in a form reasonably satisfactory to the Buyer, shall have been received on or prior to the Closing Date.
          (f) The deliverables required by Section 2.2(a) shall have been delivered to the Buyer within the required timeframe.
          (g) On the Closing Date, no unfavorable ruling shall have been issued, and there shall not be pending any Proceeding wherein an unfavorable ruling is likely to be issued by a Governmental Body that would be reasonably likely to (i) prevent consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following the Closing.
          (h) Since the date of the most recent audited balance sheet, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or could have a Material Adverse Effect.
          (i) The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Effective Time, the Award Program and any Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). The Company shall also take such other actions in furtherance of termination such Company 401(k) Plan as Buyer may reasonably request.
          (j) All of the Company’s outstanding Indebtedness shall have been paid off and terminated.
          (k) The Company shall have distributed the Capitalization Surplus, if any, to the Seller after paying the accrued but unpaid Transaction Expenses.

          (l) Each of the Key Employees who are not parties to this Agreement shall have executed a non-compete and release agreement in substantially the form of Exhibit D.
          (m) The Company shall have delivered to the Buyer each of the following:
               (i) a certificate of the Secretary of the Company, in form reasonably satisfactory to the Buyer, setting forth resolutions of the Board of Directors of the Company authorizing approval of the Transactions and the execution of the Transaction Documents to which it is a party and the taking of any and all actions deemed necessary or advisable to consummate the Transactions and certifying the form of articles of incorporation and form of bylaws in full force and effect;
               (ii) a good standing certificate for the Company from the Secretary of State of the State of California and good standing certificates of the Company issued by the Secretary of State of each state in which the failure to be qualified could have a Material Adverse Effect on the Company, each dated no earlier than fifteen (15) days prior to the Closing Date;
               (iii) a legal opinion of the Company’s counsel in a form reasonably acceptable to Buyer and its counsel;
               (iv) payoff and termination letters related to the line of credit with The Private Bank of the Peninsula;
               (v) resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations which the Buyer designates, by notice to the Company, as unnecessary);
               (vi) written evidence that the Company has made all profit sharing and matching contributions to all participants in the Company 401(k) Plan with respect to the fiscal years ended December 31, 2009 and December 31, 2010;
               (vii) signed copies of Buyer employee offer letters and Buyer’s standard Employee Agreement executed by all of the employees set forth on Schedule 3.2(m)(vii) and at least 80% of the remaining employees of the Company;
               (viii) an estimated Company balance sheet dated as of the Closing Date, prepared in accordance with GAAP;
               (ix) six (6) copies of Internal Revenue Service Form 8023 (or successor form) for the § 338(h)(10) Election (and six (6) copies of any comparable state form requested by Buyer at least five (5) days prior to the Closing), executed by the Seller;
               (x) written evidence of the adoption by the Company’s Board of Directors of resolutions authorizing the termination of such Company 401(k) Plan effective no later than the day prior to the Effective Time (the form and substance of which resolutions shall be subject to the prior review and approval of the Buyer); and

               (xi) a copy of the executed amendment to the ESOP required by Section 7.7 in substantially the form of Exhibit H;
          (n) the Buyer shall have received unredacted copies of the reports containing the fair market value analysis of the Common Shares conducted by FMV Opinions, Inc., dated June 11, 2010 and November 16, 2010, with the valuation as of December 31, 2009 and August 31, 2010 (the “Valuation Reports”).
          (o) The Company shall have paid the Change in Control Bonus Pool to the Key Employees.
          (p) the delivery to Buyer of a consent from Silicon Valley Bank to the consummation of the Transactions contemplated in this Agreement and the other Transaction Documents.
          (q) The Seller shall have delivered to the Buyer each of the following:
               (i) original stock certificates representing all of the Common Shares owned by the Seller together with duly executed in blank stock powers with respect to such Common Shares;
               (ii) if the Seller is unable to locate the original stock certificates listed in subclause (i) because such certificates have been lost, stolen or destroyed, a Lost Stock Affidavit and Indemnity Agreement in form and substance reasonably satisfactory to Buyer;
               (iii) a completed and signed IRS Form W-9 and a certificate reasonable acceptable to Buyer conforming to the requirements of United States Treasury Regulation Section 1.1445-2(b) to the effect that the Seller is a U. S. person;
               (iv) the Escrow Agreement, in the form attached hereto as Exhibit E, duly executed by the Seller; and
               (v) written evidence of the payoff and termination of (i) those certain promissory notes and (ii) those certain financing and pledge agreements, entered into by and between the Seller and each of John Kotowski and Jane Kotowski on March 28, 2006.
     3.3 Conditions Precedent to the Seller’s Obligations. The obligation of the Seller to consummate the Transactions is subject to the satisfaction as of the Closing of each of the following conditions:
          (a) The representations and warranties of the Buyer set forth in Article 6 that are qualified by any reference to material adverse effect or other materiality qualifications shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct on the date or during the range of dates so specified). All other representations and warranties of the Buyer set forth in Article 6 shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true and correct in all material respects on the date or during the range of dates so specified).
          (b) The Buyer have performed in all material respects the covenants of the Buyer contained in this Agreement required to be performed on or prior to the Closing Date.
          (c) The Buyer shall have delivered to the Seller a certificate dated the Closing Date and signed by an authorized officer of the Buyer stating that each of the conditions set forth in Sections 3.3(a) and (b) has been satisfied as of the Closing Date. The statements contained in such certificate shall be a representation and warranty of the Buyer which shall survive the Closing for the period provided in Article 10.
          (d) On the Closing Date, no unfavorable ruling shall have been issued, and there shall not be pending any Proceeding wherein an unfavorable ruling is likely to be, issued by a Governmental Body that would reasonably be expected to (i) prevent consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following the Closing.
          (e) The Buyer shall have delivered to the Seller the following:
               (i) a certificate of the Secretary of the Buyer, in a form reasonably satisfactory to the Seller, setting forth the resolutions of the Board of Directors or other governing body of the Buyer authorizing the execution of the Transaction Documents and the taking of any and all actions deemed necessary or advisable to consummate the Transactions;
               (ii) a good standing certificate for the Buyer issued by the Secretary of State of its jurisdiction of organization dated no earlier than fifteen (15) days prior to the Closing Date;
               (iii) the Escrow Agreement, duly executed by the Buyer and the Escrow Agent;
               (iv) a letter to the Buyer’s transfer agent instructing the same to deliver (i) to the Escrow Agent, a stock certificate issued in the name of the Seller evidencing the Stock Escrow and (ii) to the Seller, a stock certificate issued in the name of the Seller evidencing Buyer Common Stock representing the number of shares equal to the Stock Purchase Price (adjusted as contemplated above) less the Stock Escrow and
               (v) Buyer has presented offer letters to the Key Employees other than John Kotowski and Jane Kotowski offering participation in its employee equity plans as described on Exhibit I;
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrant to the Buyer as of the date hereof and as of the Closing Date that, except as set forth in the Schedules (which Schedules shall reference the specific representation and warranty to which the disclosure relates), the following statements are true and correct:
     4.1 Authority; Authorization; Enforceability. The Company has the power and authority to enter into Transaction Documents to which it is a party, to perform its obligations under each Transaction Document to which it is a party and to consummate the Transactions. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and at Closing each other Transaction Document to which the Company is a party will be, duly and validly executed and delivered by the Company. This Agreement constitutes, and at Closing each other Transaction Document to which the Company is a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). The Company has delivered to Buyer true and complete copies of its articles of incorporation, bylaws and other organizational documents as currently in effect.
     The Company’s Board of Directors has approved this Agreement and the Transactions in accordance with the articles of incorporation of the Company, the bylaws of the Company, any other organizational documents of the Company and the California Code.
     4.2 No Conflict. Except as set forth in Schedule 4.2, neither the execution and delivery of any Transaction Document to which the Company or the Seller is a party nor the consummation or performance of any of the Transactions by the Company or the Seller will (i) contravene, conflict with, or result in a violation of or default under any provision of the articles of incorporation or the bylaws of the Company, (ii) contravene, conflict with or result in a violation of or default under any Legal Requirement or any Order to which the Company, or any of the assets owned by the Company is subject (iii) violate or conflict with in any respect, or result in a default under, or give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract, or result in the imposition or creation of any Lien (other than Permitted Liens) upon or with respect to any of the assets owned, leased or licensed by the Company, or (iv) violate the terms of the ESOP or the Trust.
     4.3 Governmental Approvals. Except as set forth on Schedule 4.3, no action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made in connection with the execution and delivery by the Company of any Transaction Document to which it is a party or the consummation by the Company of the Transactions.
     4.4 Voting Agreements. Except as set forth on Schedule 4.4, (a) there are no voting trust agreements, powers of attorney, member or similar agreements, proxies or any other contracts relating to the sale, transfer, purchase, redemption, voting, distribution or dividend rights or disposition of any of the Shares or otherwise granting any Person any right in respect of the Shares (each a “Rights Agreement”) to which the Company is a party or otherwise imposed by or through the Company, (b) to the Knowledge of the Company, there are no other Rights Agreements, and (c) other than restrictions imposed by applicable federal and state securities laws, there are no existing restrictions on the transfer of the Shares imposed by or through the Company or, to the Knowledge of the Company, any other such existing restrictions.
     4.5 Corporate Matters. The Company is a corporation validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority to own or lease its properties and assets as and where currently owned or leased and to conduct the Business. The Company is duly qualified and is in good standing in each jurisdiction in which the nature of the Business or the ownership or leasing of its assets makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect.
     4.6 Documentation. The ownership record books of the Company (copies of which have been made available for inspection by the Buyer and its Agents) are true, accurate and complete in all respects.
     4.7 Capitalization. 100,000 Common Shares have been authorized for issuance, all of which are issued and outstanding. The Shares constitute all the issued and outstanding ownership interests of the Company, of whatever class, series or designation. There are no outstanding warrants, options, subscriptions, convertible or exchangeable securities or other agreements pursuant to which the Company is or may become obligated to issue or sell any ownership interests or other securities of the Company. Except as set forth on Schedule 4.7, there is no outstanding contract of the Company or, to the Knowledge of the Company, any other Person, to purchase, redeem or otherwise acquire any of the Shares. Except as set forth on Schedule 4.7, there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to the equity securities of the Company.
     4.8 No Subsidiaries. Except as set forth in Schedule 4.8, the Company does not have any Subsidiaries and the Company does not own, and is not a party to any Contract to acquire, any equity securities or securities of any Person or any direct or indirect equity or ownership in any other business.
     4.9 Tangible Personal Property. Except as set forth on Schedule 4.9, all of the material tangible personal property reflected on the Most Recent Balance Sheet or otherwise used by the Company in the operation of the Business is either (a) owned by the Company or (b) leased pursuant to valid leasehold interests, in each case free and clear of all Liens, other than Permitted Liens.
     4.10 Leased Real Estate. Schedule 4.10 sets forth each Real Property Lease. Except as otherwise set forth on Schedule 4.10:
          (a) each Real Property Lease is a valid and binding obligation of the Company or a Subsidiary, enforceable against such entity, and enforceable against any other party to such Real Property Lease, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity);

          (b) Neither the Company nor, to the Knowledge of the Company, any other party to any such Real Property Lease is in breach or default under such Real Property Lease, except for such defaults and events as to which requisite waivers or consents have been obtained; and
          (c) the consummation of the Transactions does not require the consent of any landlord, sub-landlord or other Person under any such Real Property Lease.
     4.11 Owned Real Estate. The Company does not own any real property.
     4.12 Proceedings. Except as set forth in Schedule 4.12, there is no private or governmental action, suit, proceeding, inquiry, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of the Company, threatened against the Company, any of its properties or any of its officers, members, managers, or directors (in their capacities as such), or which questions or challenges the validity of this Agreement or any of the transactions contemplated hereby; and to the Knowledge of the Company, there is no basis for any such action, suit, proceeding, claim, arbitration or investigation. There is no judgment, decree or order against the Company or any of its officers, members, managers or directors (in their capacity as such), that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement or the operation of the Business. The Company does not have any litigation threatened against any other party.
     4.13 Intellectual Property.
     (a) Products and Services. Schedule 4.13(a) accurately describes the Company Products and the services currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Company or a Subsidiary.
     (b) Schedule 4.13(b) contains a complete and correct list, as of the date hereof, of all patents and patent applications, trademark registrations and applications, and copyright registrations and applications owned by the Company (collectively, the “Listed Intellectual Property”). Besides the Listed Intellectual Property, the Company does not own any other intellectual property rights.
     (c) Inbound Licenses. Schedule 4.13(c) accurately identifies and describes: (i) each Contract pursuant to which any Intellectual Property Right is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (x) agreements between the Company and its employees in the Company’s or the Subsidiary’s standard form thereof and (y) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the Company’s business); and (ii) whether the licenses or rights granted to the Company or the Subsidiary in each such Contract are exclusive or non-exclusive. The Company is not materially dependent on any such inbound license and the loss of any inbound licenses would not cause an adverse effect on the Business of the Company.
     (d) Outbound Licenses. Schedule 4.13(d) accurately identifies and describes each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.
     (e) The Company has provided to Buyer a complete and accurate copy of each standard form of Company IP Contract used by the Company and its Subsidiary at any time since December 17, 2005, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Schedule 4.13(e) accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Buyer, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the Company’s business, research, or development
     (f) Royalty/licensing Obligations. The Company is not subject to any royalty obligations or any obligation to pay third parties any other license fees.
     (g) The Company owns all right, title, and interest, (or will own on the Closing Date) or has the exclusive right to use (or will have the right to use on the Closing Date), without payment of a royalty, license fee or similar fee to any other party, and without any other restrictions whatsoever, the Company IP. To the Knowledge of the Company, the conduct of the Business does not infringe on the intellectual property rights of any Person and the Company is not aware of any Person infringing its rights in Company IP.
     (h) No Proceedings are pending, to the Knowledge of the Company, threatened against the Company by any other Person before any Governmental Body challenging or questioning either the right of the Company to use, or the validity of, any Company IP or any other Intellectual Property Rights used by the Company in its business.
     (i) The Company has not received a claim from another Person alleging the right to use in an otherwise infringing manner any Company IP.
     (j) Neither the execution, delivery, or performance of this Agreement contemplated (or any of the Transaction Documents) nor the consummation of any of the Transactions contemplated by this Agreement (or any of the Transaction Documents) shall, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien (other than Permitted Liens) on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP, and as of the consummation of the transactions contemplated hereby, the Company shall have all of its rights thereto without modification or impairment.
     (k) Third-Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Schedule 4.13(k) accurately identifies (and the Company has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
     (l) The Company has taken all reasonable steps and measures to maintain the confidentiality of and otherwise protect its rights in all proprietary information pertaining to the Company or any Company Product owned or used by the Company in the Business.
     4.14 Financial Statements; Financial Matters. The Company has delivered the following financial statements (the “Financial Statements”) to the Buyer, which are attached to Schedule 4.14, (a) the unaudited consolidated balance sheet of the Company as of December 31, 2009, and the related unaudited consolidated statements of operations of the Company for the year ended December 31, 2009 and all footnotes related thereto and (b) the audited consolidated balance sheet of the Company as of August 31, 2010 (the “Most Recent Balance Sheet”) and the related consolidated audited statements of operations of the Company for the eight (8) months then ended and all footnotes related thereto (“Interim Financial Statements”). Except as set forth on Schedule 4.14, (i) each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods, (ii) each of such balance sheets fairly presents in all material respects the financial position of the Company as of its respective date and (iii) each of such statements of operations fairly presents in all material respects the results of operations of the Company for the period covered thereby.
     4.15 Taxes. Except as set forth on Schedule 4.15:
          (a) All Returns required to be filed by the Company for all Taxable Periods have been duly and timely (within any duly requested applicable extension periods) filed with the appropriate Tax Authorities in all jurisdictions in which such Returns are required to be filed. All Taxes of the Company that are due (whether or not shown on such Returns) have either been paid or, if not paid, are adequately reserved for in the Company’s Financial Statements. All such Returns are true, correct and complete in all material respects. The Company has set up adequate reserves for the payment of all Taxes of the Company that are not yet due. All Taxes that either the Company is required by any Legal Requirement to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Tax Authority to the extent due and payable.
          (b) There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company by any Tax Authority for any alleged deficiency or underpayment in Taxes.
          (c) The Company has not (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes which remain outstanding, (ii) applied for a ruling relative to Taxes or (iii) entered into a closing agreement with any Tax Authority.

          (d) None of the Returns of the Company has been or is currently being examined by any Tax Authority. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending with respect to which the Company has received notice. Buyer has been provided complete and correct copies of all foreign, federal and state Tax Returns of the Company and descriptions of all federal, state, local and foreign examination reports and statements of deficiencies assessed against or agreed to by the Company filed or received since the date of its incorporation.
          (e) The Company does not have any actual or potential liability for any Taxes of any Person as a transferee or successor, pursuant to any statutory, regulatory or contractual obligation (including, without limitation, pursuant to Treasury Regulations Section 1.1502-6), or otherwise, and the Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. The Company is not liable for the Taxes of any other Person (except for Tax liabilities of any member of the affiliated group (within the meaning of §1504 of the Code) of which the Company is the common parent). For the purposes of this Section 4.15(e), the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company and (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.
          (f) The Company is not a United States real property holding corporation within the meaning of §897(c)(2) of the Code during the period specified in §897(c)(1)(A)(ii) of the Code.
          (g) Schedule 4.15(g) contains a list of all jurisdictions in which either the Company currently files Returns or pays Taxes. No claim which currently remains unresolved has been made in writing by a Tax Authority in a jurisdiction where either the Company or the Subsidiary does not file Returns or pay Tax that such entity currently is or may be subject to taxation by that jurisdiction and the Company does not have a permanent establishment in any foreign country or operate or conduct a business through a branch in any foreign country.
          (h) There are no liens for Taxes upon any asset of the Company other than with respect to Taxes not yet due and payable.
          (i) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of §355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under §355 of the Code.
          (j) The Company has never entered into, or taken any deduction or received any Tax benefit arising with respect to, any “reportable transaction” as defined in §6707A(c) of the Code.
          (k) The Seller is a “United States person” within the meaning of §7701(a)(30) of the Code.
          (l) The Company has not agreed to make any adjustment pursuant to §481(a) of the Code (or any predecessor provision) or pursuant to any similar provision of law, and neither the IRS nor any other Tax Authority has proposed any such adjustment or change in accounting method. The Company will not be required to include any item of income in, or exclude any item of deduction from, reportable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) change in method of accounting for a Taxable Period ending on or prior to the Closing Date (including, without limitation, as a result of the Transactions), or (iv) “closing agreement” as described in §7121 of the Code (or any similar provision of state, local or foreign Tax law).
          (m) None of the assets of the Company is “tax-exempt use property” within the meaning of §168(h) of the Code.
          (n) At all times since the incorporation of the Company, the Company has had in effect (i) a valid election under Section 1362(a) of the Code to be taxed as an S corporation for U.S. federal income tax purposes and (ii) valid comparable elections required under state or local Tax law in each state or locality in which the Company conducts business or otherwise is subject to state or local income or franchise Tax ((i) and (ii) collectively, “S Elections”). The Company did not have any assets, business operations, income or earnings prior to the effective date of the S Elections. All S Elections are valid and in effect, and the Company is not aware of any reason why the Company no longer qualifies for treatment as an S corporation under applicable federal, state and local Tax law or will not qualify for such treatment as of the Closing. The Company has not been and will not be subject to Taxes imposed by Sections 1363, 1371, 1375 or 1374 of the Code (or any corresponding or similar provision of state or local income Tax law). The Company has not, since inception, acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor. The Seller has delivered to Buyer the notice of acceptance as an S corporation with respect to the Company issued by the IRS. Following the Closing Date, the Buyer will be eligible to file an election pursuant to Section 338(h)(10) of the Code (and any similar provisions of state Tax law, collectively a “§ 338(h)(10) Election”) with respect to the Buyer’s acquisition of the Company pursuant to this Agreement. Except with respect to Section 23802(b)(1) of the California Rev. & Tax. Code, no Tax will be incurred by the Company as a result of any §338(h)(10) election.
          (o) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time) cause any property owned or used by the Company to be reassessed or revalued for purposes of the California property tax.
     4.16 Material Contracts.
          (a) Schedule 4.16 sets forth a list of all Material Contracts. Except as set forth on Schedule 4.16, (i) each Material Contract is a valid and binding obligation of the Company or a Subsidiary, enforceable against such entity in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity), (ii) the Company is not in breach or default under any Material Contract, and, to the Knowledge of the Company, no

other party thereto is in breach or default under any Material Contract, and (iii) the Company has not received notice that any other party to such Material Contract has terminated any such Material Contract.
          (b) The Company has provided the Buyer with true, complete and correct copies of each Material Contract and with respect to any Material Contract that is not in written form, Schedule 4.16 contains a true, complete and correct summary of the material terms of any such Material Contract.
          (c) The Material Contracts set forth on Schedule 4.16 collectively constitute all of the Contracts necessary to enable the Company to conduct the Business in the manner in which the Business is currently being conducted.
          (d) Schedule 4.16 lists each Material Contract that either constitutes or relates to a Government Contract or Government Bid.
          (e) Except as set forth in Schedule 4.16:
               (i) The Company has materially complied with all Legal Requirements with respect to all Government Contracts and Government Bids;
               (ii) to the Knowledge of the Company, there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other investigation, Proceeding or indictment involving the Company or any of its employees, (B) the questioning or disallowance of any costs submitted for payment by the Company, (C) the recoupment of any payments previously made to the Company, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of the Company, or (E) the assessment of any penalties or damages of any kind against the Company; and
               (iii) the Company is not and will not be required to make any filing with or give any notice to, or to obtain any consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement, or (B) the consummation of the Transactions or any of the other Transactions contemplated by this Agreement.
     4.17 Employees. Set forth on Schedule 4.17 is (a) the name and total compensation of each employee of the Company and each Subsidiary, (b) all increases in wage or salary for, or bonuses received by, such persons from the Company or the Subsidiaries since December 31, 2009 with respect to the period beginning January 1, 2010 until the date hereof, (c) any increase in wage or salary or any bonus, or any promise (whether written or otherwise) of an increase in wage or salary or of any bonus, to be paid after the date hereof and (d) any bonus or similar incentive plan in which any employee of the Company is a participant. The Company is not in default of any wage, salary or bonus obligations described in this Section 4.17. No employee of the Company has notified, and to the knowledge of the Company, (i) no employee intends to notify the Company that such employee has terminated or intends to terminate such employee’s employment, and (ii) no employee has received an offer to join a business that may be competitive with the Company’s business. To the Knowledge of the Company, no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (x) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.
     4.18 Labor and Employment Matters.
          (a) Except as set forth on Schedule 4.18(a), (i) the Company is not in violation of any material Legal Requirement pertaining to employees or employment matters, and (ii) the Company is not party to any collective bargaining agreement or other labor union contract applicable to any of its employees, and there are no strikes, slowdowns, work stoppages, lockouts, or to the Knowledge of the Company threats thereof by or with respect to any such employees.
          (b) Except as set forth Schedule 4.18(b), (i) the Company has no contract or agreement that alters any right to terminate at will the employment of each of its employees and (ii) the Company has the right to terminate the engagement of any of its independent contractors at any time, in either case without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability.
          (c) Except as set forth on Schedule 4.18(c), the Company is not a party to or bound by any termination or severance agreements, change of control agreements or any other contracts respecting the terms and conditions of employment of any officer, employee or former employee of the Company, and, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.
          (d) Except as set forth on Schedule 4.18(d), there are no charges, complaints or controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of their respective employees, former employees or applicants which charges, complaints or controversies have resulted or could reasonably be expected to result in any action, suit, proceeding, claim, grievance, arbitration or investigation before any agency, court, or tribunal. The Company has not received notice, nor to the Knowledge of the Company does any Governmental Body responsible for enforcement of labor or employment laws intend to conduct any investigation with respect to the Company, and no such investigation is in progress
          (e) To the Knowledge of the Company, no employees of the Company are in violation of any material term of any employment contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any restrictive covenant to any former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others.

          (f) There are no personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company, other than those set forth in Schedule 4.18(f), true and complete copies of which have been made available to Buyer.
     4.19 Employee Benefit Plans; ERISA; ESOP.
          (a) Except as set forth on Schedule 4.19, the Company does not maintain, contribute to or have any obligation to make contributions to, any employee benefit plan (an “ERISA Plan”) within the meaning of §3(3) of ERISA, or any other retirement, profit sharing, stock option, stock bonus or deferred compensation, severance, sick leave or other plan or arrangement providing benefits to current or former employees, officers or directors, in each case whether or not terminated, of the Company (a “Non-ERISA Plan” and, collectively, with all ERISA Plans, the “Benefit Plans”). Except as set forth on Schedule 4.19, all Benefit Plans are being maintained and operated in accordance with all Legal Requirements applicable to such plans and the terms and conditions of the respective plan documents. The IRS has not issued a favorable determination letter with respect to each ERISA Plan that is intended to be a “qualified plan” within the meaning of §401(a) of the Code (“Qualified Plan”), but, with respect to each Qualified Plan for which the IRS has not issued a favorable determination, the Company has timely filed a determination letter application with the IRS, has delivered to Buyer a copy of such application, and is not aware of any facts that would cause the IRS to refuse to issue such determination letter (following the adoption by the Company of any amendments requested by the IRS in the normal course of its review of the determination letter application). No ERISA Plan is subject to Title IV or §302 of ERISA or §412 of the Code. No ERISA Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of §4063 of ERISA. Except as set forth on Schedule 4.19, and except for continuation coverage as required by §4980B of the Code or by applicable state insurance Legal Requirements, no Benefit Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.
          (b) The Company has delivered to the Buyer, to the extent applicable, correct and complete copies of the current plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Reports and all accompanying schedules, all appraisals of Shares that have been prepared in connection with the ESOP, and all related trust agreements, insurance contracts and other funding arrangements that implement each Benefit Plan.
          (c) All contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been made within the time period prescribed by ERISA to each ERISA Plan which is an Employee Pension Benefit Plan (within the meaning of §3(2) of ERISA).
          (d) None of the Company or any trustee or administrator of any such ERISA Plan, has engaged in any transaction with respect to such ERISA Plan which would subject the Company to either a civil penalty assessed pursuant §502(i) of ERISA or Tax or penalty on prohibited transactions imposed by §4975 of the Code. No Proceedings with respect to the assets of any such ERISA Plan (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened by or before any Governmental Body.

          (e) Each ERISA Plan intended to be qualified under Section 401(a) of the Code is so qualified in form and operation during the period since its adoption, and each trust created thereunder is exempt from tax under the provisions of Section 501(a) of the Code.
          (f) The Controlled Group (as defined) does not maintain or contribute and has never maintained or contributed to or otherwise participated in a “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, or a plan that is subject to the requirements of Section 412 of the Code, nor is or was the Controlled Group a party to a “multiemployer plan” as described in Section 3(37) of ERISA or Section 414(f) of the Code. For the purposes of this Agreement, “Controlled Group” shall mean the Company and any trade or business, whether or not incorporated, which is treated together with the Company as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
          (g) Each Benefit Plan, other than a pension plan, does not (i) provide for non-terminable or non alterable benefits for employees, dependents or retirees or (ii) provide any benefits for any person upon or following retirement or termination of employment, except as otherwise required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or applicable Law (herein collectively referred to as “COBRA”); and no condition exists that would prevent Buyer from amending or terminating any Benefit Plan in accordance with the requirements of ERISA and the Code.
          (h) Full and timely payment has been made of all amounts which the Controlled Group is required, under applicable law or under any Benefit Plan, to have paid as a contribution.
          (i) Except as set forth on Schedule 4.19, the Company does not maintain any “nonqualified deferred compensation plan” subject to Section 409A of the Code.
          (j) ESOP.
     (i) The ESOP and the Trust have been established, operated and administered at all times in compliance in all material respects with their terms and with the provisions of applicable Legal Requirements, including applicable provisions of ERISA and the Code. Since their inception, the ESOP and the Trust have been intended to be qualified under Section 401(a) of the Code and are intended to be exempt from tax under Section 501(a) of the Code, and the ESOP has been intended to be qualified as a valid “employee stock ownership plan” (within the meaning of section 4975(e)(7) of the Code), and there has been no act or omission that would reasonably be expected to adversely affect the tax-qualified status of the ESOP, the tax-exempt status of the Trust or the validity of the ESOP as an employee stock ownership plan (within the meaning of section 4975(e)(7) of the Code), including, without limitation, a failure to comply with the requirements of section 409(p) of the Code. Section 512(e) of the Code applies to all Common Shares held by the Trust.
     (ii) All loans or other extensions of credit between the Trust and any other Person have been fully disclosed to Buyer, and copies of all documents related to such loans or other extensions of credit have been delivered to Buyer.

The terms of any such loan or other extension of credit have been in compliance with the provisions of applicable Legal Requirements, including, without limitation, applicable provisions of ERISA and the Code, the Trust is not in default under the terms of such loan or other extension of credit, and all Common Shares held in the Trust have been properly allocated to the accounts of participants and beneficiaries of the ESOP in accordance with the terms of the ESOP and applicable Legal Requirements. All contributions to the ESOP and Trust due with respect to periods ending on or prior to the Closing have been timely made and all such contributions that are not yet due shall have been made prior to the Closing.
     (iii) The Independent Fiduciary is a “fiduciary” (within the meaning of section 3(21) of ERISA) and a “named fiduciary” (as contemplated by Section 403(a)(1) of ERISA) and has discretionary authority to direct the Trustee with respect to the disposition of Common Shares held by the Trust in connection with the transactions contemplated by this Agreement, which directions shall be followed by the Trustee if proper, in accordance with the terms of the ESOP and the Trust, and not contrary to the requirements of ERISA. The Independent Fiduciary has obtained an opinion (the “Fairness Opinion”) rendered to the Independent Fiduciary by ComStock Valuation Advisors, Inc., an “independent appraiser” (within the meaning of section 401(a)(28)(C) of the Code) for the ESOP, on which the Independent Fiduciary is entitled to rely, stating that (i) the price to be paid to the Trust at Closing for its Common Shares is not less than fair market value (as such term is used for adequate consideration purposes as defined in Section 3(18) of ERISA) of the Shares owned by the Trust; and (ii) that the terms of the transaction contemplated by this Agreement are fair to the Trust (and the ESOP’s participants and beneficiaries) from a financial point of view. The Fairness Opinion delivered to the Independent Fiduciary has been provided to Buyer prior to the execution of this Agreement.
     (iv) (A) The Trust’s sale of Common Shares pursuant to this Agreement (I) will not result in a violation of ERISA, the Code, or any other Law applicable to the ESOP or Trust, including a violation of section 406 or section 407 of ERISA or section 4975 of the Code, (II) will not result in a violation of any agreement to which the ESOP or Trust is a party or is otherwise bound, and (III) will not result in the imposition of any excise tax on any Person, including any excise tax under section 4975 or section 4978 of the Code, (B) voting rights with respect to Common Shares held by the Trust need not be passed through to any participants and beneficiaries of the ESOP with regard to the transactions contemplated by this Agreement, and (C) the decision whether or not to sell Common Shares pursuant to the transactions contemplated by this Agreement may be made by the Independent Fiduciary, without direction from the Trustee or any participants or beneficiaries of the ESOP, and will be executed by the Trustee at the direction of the Independent Fiduciary.
     (v) There is no investigation, audit or Proceeding pending or, to the Knowledge of the Company, threatened, concerning any matter with respect to the ESOP or Trust relevant as to whether any representation set forth in this Section 4.19(j) was, has or will at any time become inaccurate (other than in respect of (A) periodic timely requests to the IRS to issue a favorable determination letter to the effect that the ESOP continues to be a tax-qualified plan under section 401(a) of the Code and an employee stock ownership plan and that the Trust continues to be a tax-exempt trust under section 501(a) of the Code and (B) Annual Reports Form 5500 series), and no Trustee or other fiduciary of the ESOP or Trust has made any assertion with respect to the ESOP or Trust contrary to, or inconsistent with the accuracy of, any such representation.
     4.20 Absence of Certain Changes and Events. Since the date of the Most Recent Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practices, and, except as set forth on Schedule 4.20, there has not been:
          (a) any Material Adverse Effect;
          (b) any issuance or grant of any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company;
          (c) any recapitalization, reclassification, split or like change in the capitalization of the Company;
          (d) any amendment of the organizational documents of the Company, including the articles of incorporation and bylaws;
          (e) (i) an increase in the compensation of officers and directors of the Company, except in the ordinary course of business, or (ii) any grant of any extraordinary bonus to any employee, director or consultant of the Company. Notwithstanding the foregoing, the parties to this Agreement each acknowledge and agree that, prior to the Closing, the Company may make a distribution to the Seller;
          (f) the creation of any Lien other than Permitted Liens;
          (g) sale, assignment, transfer, conveyance, lease or other disposition of any of the properties or assets of the Company except in the ordinary course of business;
          (h) the acquisition of any properties or assets or the entering into commitments for capital expenditures of the Company except those that do not exceed $10,000 for any individual acquisition or commitment and $20,000 for all acquisitions and commitments in the aggregate;
          (i) except for transfers of cash pursuant to normal cash management practices in the ordinary course of business, any investments in or loans to, or payment of any fees or expenses to, or the entering into or modification of any contract with, the Seller or any of its respective Affiliates;

          (j) the commencement of any contract which materially restricts the ability of the Company to compete with, or conduct, any business or line of business in any geographic area;
          (k) any making, revoking or changing any material Tax election or settling or compromise any material Tax Liability;
          (l) any making of any payments for purposes of settling any dispute;
          (m) any entering into any transaction with any stockholder, officer, director, employee or any Affiliate or family member of such Person;
          (n) the incurring of any Indebtedness or the entering into any agreement with respect to future Indebtedness;
          (o) any termination of any Material Contract or waiver, release or assignment any rights or claims under any Material Contract;
          (p) failure to file any Tax Return when due or failure to cause each such Tax Return when filed to be true, complete and correct in all material respects or fail to pay any Taxes when due;
          (q) the hiring of any new employee;
          (r) any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP;
          (s) any write off as uncollectible, or establishment of any extraordinary reserve with respect to, any account receivable or other Indebtedness;
          (t) commencement or settlement of any Proceeding; or
          (u) any agreement, undertaking or commitment (whether written or otherwise) to do any of the foregoing.
     4.21 Environmental, Health and Safety Matters. Except as set forth on Schedule 4.21:
          (a) The Company is in material compliance with all Environmental, Health and Safety Laws. The Company holds and is in compliance with all Governmental Authorizations required to be held by the Company under Environmental, Health and Safety Laws.
          (b) The Company has not received notice from any third party, including any Governmental Body, that the Company has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B.

          (c) To the Knowledge of the Company, no off-site location at which the Company has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list.
          (d) The Company has not released any Materials of Environmental Concern at or from any Leased Real Estate, except as would not reasonably be expected to have a Material Adverse Effect.
          (e) The Company does not own or operate any underground storage tanks located on any Leased Real Estate or elsewhere. To the Knowledge of the Company, no underground storage tanks are located on the Leased Real Estate that contain or previously contained any Materials of Environmental Concern.
     4.22 Insurance. Schedule 4.22 sets forth a list of all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company in the ordinary course of business for the current period that includes the date hereof under which the Company is the primary insured, other than policies or insurance related to the Benefit Plans (the “Insurance Policies”). All of the Insurance Policies are in full force and effect. Since the respective dates of the Insurance Policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company. Except as set forth on Schedule 4.22, the Company does not have any self-insurance or co-insurance programs. Except as set forth in Schedule 4.22, the Company has not added any additional Persons as insured parties under any of its Insurance Policies.
     4.23 Compliance With Legal Requirements; Governmental Authorizations. Except with respect to (a) Company IP matters (which are addressed in Section 4.13), (b) employment and labor matters (which are addressed in Sections 4.17, 4.18 and 4.19) and (c) Environmental, Health and Safety matters (which are addressed in Section 4.21), (i) the Company is in material compliance with all Legal Requirements, (ii) no notice from any Governmental Body has been received by the Company nor, to the Knowledge of the Company, is any Proceeding threatened or pending with respect to any alleged violation by the Company of any Legal Requirement, (iii) the Company has all Governmental Authorizations required by all applicable Legal Requirements in the operation of the Business and (iv) the Company is in material compliance with such Governmental Authorizations.
     4.24 Brokers; Agents. The Company has not dealt with any agent, finder, broker or other representative in any manner which could result in the Buyer or the Company being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the Transactions.
     4.25 Affiliate Transactions. Except as set forth on Schedule 4.25 and except for (a) normal advances for business expenses to employees consistent with past practice, (b) payment of compensation for employment or reimbursement of expenses to employees consistent with past practice, (c) participation in the Benefit Plans by employees, the Company does not have any further obligations pursuant to any management, consulting or similar agreement (whether written or otherwise) with any officer, director, 1% or greater stockholder or Affiliate of the Company.

     4.26 No Undisclosed Liabilities. Except as and to the amounts disclosed on the Most Recent Balance Sheet, the Company has no liabilities other than those that (a) were incurred since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice that are not material in amount; (b) are disclosed or reserved against on the Interim Balance Sheet; (c) are contemplated by this Agreement; or (d) are executory obligations set forth in Material Contracts.
     4.27 Data Security and Privacy.
     (a) Schedule 4.27(a) contains each Company Privacy Policy in effect at any time since December 17, 2005, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.
     (b) Schedule 4.27(b) identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time since December 17, 2005 (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred or, to the Knowledge of the Company, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.
     (c) The Company has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data.
     (d) Neither the execution, delivery, or performance of this Agreement (or any of the Transaction Documents) nor the consummation of any of the Transactions contemplated by this Agreement (or any of the Transaction Documents), nor Buyer’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data.
     4.28 Internal Controls. The Company (a) makes and keeps accurate books and records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the Company, and (b) maintains internal accounting controls which provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of their respective financial statements in accordance with generally accepted accounting principles, (ii) receipts and expenditures are made only in accordance with general or specific authorizations of managers of the Company, and (iii) access to their respective assets is permitted only in accordance with general or specific authorizations of management and directors of the Company. The Company has not made any changes in its internal controls during the past three fiscal years and the interim period of the current fiscal year. The Company does not have any “control deficiencies”, as such term is defined in Section 404 of the Sarbanes-Oxley Act of 2002.
     4.29 Propriety of Past Payments. (a) No unrecorded fund or asset of the Company has been established for any purpose, (b) no accumulation or use of corporate funds of the Company has been made without being properly accounted for in the books and records of the Company, (c) no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of the Company, any stockholder, director, officer, employee, or agent of the Company or any other person associated with or acting for or behalf of the Company has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any officer, director, stockholder, member or manager of the Company, the Company, or any Affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for any stockholder, officer or director of the Company, the Company, or any Affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any stockholder, officer or director of the Company, the Company, or any Affiliate of the Company or (iv) otherwise for the benefit of any stockholder, officer or director of the Company, the Company, or any Affiliate of the company in violation of any federal, state, local municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty (including existing site plan property). None of the Company or any current director, officer, agent, employee or other person acting on behalf of the Company, has (x) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (y) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.
     4.30 Other Representations. No representation or warranty by Company set forth in this Agreement, and no statement contained in any exhibit or schedule hereto, or any certificate or writing delivered in connection with this Agreement and the transactions contemplated herein contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.
ARTICLE 5
OTHER REPRESENTATIONS AND WARRANTIES
     The Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date that Sections 5.1 through 5.7 are true and correct and each of the individuals signatories hereto represents and warrants to Buyer as of the date hereof and as of the Closing Date that Section 5.8 is true and correct:
     5.1 Accredited Investor; No Registration. The Seller is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. The Seller is not acquiring the Buyer Common Stock with a view to distribute the same to the public. The shares of Buyer Common Stock to be issued to Seller hereunder may not be resold, transferred, pledged or otherwise disposed of except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to a valid exemption from such registration requirements, and Buyer shall have no obligation to record any proposed transfer of such shares on its stock transfer records unless the shares to be transferred have been registered under the Securities Act or the request for transfer is accompanied by an opinion in form and substance satisfactory to Buyer that no such registration is required. For purposes of this paragraph, the Buyer hereby agrees to reasonably cooperate with Seller regarding any such transfer or in obtaining an opinion with respect to such transfer.
     5.2 Authorization; Binding Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.
     5.3 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement does not require any action by or in respect of, or declaration, filing or registration with, any Governmental Body.
     5.4 Non-Contravention. The execution, delivery and performance by Seller of this Agreement does not and will not contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller, or otherwise contravene the terms of the ESOP.
     5.5 Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against or, to the knowledge of the Seller, threatened against or affecting, the Seller or any of its respective properties before any court or arbitrator or any governmental body, agency, official or authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transactions contemplated by this Agreement or any other Transaction Document.
     5.6 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission from Buyer, the Company or any of their affiliates upon consummation of the transactions contemplated by this Agreement or any other Transaction Document.
     5.7 Ownership of Stock. The Seller is the record and beneficial owner of the shares of capital stock of the Company set forth after the Seller’s name on Schedule 1.1 hereto, and owns all such shares free and clear of any and all Liens or any rights of first refusal, voting trusts, proxies or other arrangements or understandings, whether written or oral, and the Seller has the sole and exclusive right and power to exercise all voting rights and other rights with respect to such shares.
     5.8 Individuals. Each of the individuals executing this Agreement and the Transaction Documents has the legal power, right and authority to enter into and perform this Agreement and each Transaction Document to which he or she is a party, and to perform each of his or her obligations hereunder and thereunder. This Agreement has been duly executed and delivered by such individual and constitutes a valid and binding obligation of such individual, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and such Transaction Documents by such individual (a) require no action by or in respect of, or filing with, or consent of, any governmental body, agency or official or any other

Person and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or any other instrument binding upon such individual.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER
     The Buyer hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date that the following statements are true and correct:
     6.1 Authority. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware. The Buyer has the corporate power and authority to own or lease its properties and assets and to carry on all business activities currently conducted by it. The Buyer has the corporate power and authority to enter into the Transaction Documents to be signed by it and to consummate the Transactions. The execution and delivery of the Transaction Documents to which the Buyer is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of such Buyer. This Agreement has been, and at Closing each other Transaction Document to which the Buyer is a party will be, duly and validly executed and delivered by an authorized representative of such Buyer. This Agreement constitutes, and at Closing each other Transaction Document to which the Buyer is a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against such Buyer in accordance with their respective terms subject in each case to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).
     6.2 No Conflict. Neither the execution and delivery of the Transaction Documents by the Buyer nor the consummation or performance of any of the Transactions will (a) contravene, conflict with, or result in a violation of or default under any provision of the articles of incorporation or certificate of incorporation, as applicable, or bylaws or other organizational documents of the Buyer, (b) contravene, conflict with, or result in a violation of or default under any Legal Requirement or any Order to the Buyer may be subject or (c) violate or conflict with, or result in a default under, or give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which the Buyer is subject. No action, consent, approval, order or authorization of, or registration, declaration or filing by the Buyer with, any Governmental Body is required to be obtained or made in connection with the execution and delivery of the Transaction Documents by the Buyer or the consummation by the Buyer of any of the Transactions.
     6.3 Proceedings. There is no Proceeding pending against or relating to the Buyer which, if determined adversely to the Buyer could affect the ability of the Buyer to consummate the Transactions.
     6.4 Brokers; Agents. None of the Buyer or any of its Affiliates has dealt with any agent, finder, broker or other representative in any manner which could result in the Seller or, if the Closing does not occur, the Company being liable for any fee or commission in the nature of a finder’s or originator’s fee in connection with the Transactions.
     6.5 Sufficient Funds. The Buyer has the financial capability to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.
     6.6 Issuance of Buyer Common Stock. All shares of Buyer Common Stock that are issued to the Seller pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, (i) will be duly and validly issued free and clear of any Liens, fully paid and non-assessable, (ii) subject to the accuracy of the representations of the Seller contained in Article 5, will be issued and delivered in compliance with all applicable Legal Requirements (including federal and state securities laws), and (iii) will be entitled to all rights, preferences and privileges described in the Buyer’s organizational documents. All corporate action on the part of the Buyer by its officers, directors and stockholders necessary for the authorization and issuance of Buyer Common Stock to Seller in accordance with the terms of this Agreement has been taken, and no further consent or authorization of the Buyer, its directors, stockholders, any Governmental Body or organization or any other person or entity is required.
     6.7 SEC Documents. The Buyer is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has timely filed (subject to any permitted extensions for which the Buyer has timely filed) with SEC all periodic reports, schedules, registration statements and definitive proxy statements that the Buyer was required to file with the SEC on or after its initial public offering (collectively, the “Buyer SEC Filings”). Each Buyer SEC Filing, (i) as of its date, complied in all material respects with the requirements of the Exchange Act, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including in each case, any notes thereto) contained in any Buyer SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each presented fairly the consolidated financial position, results of operations and cash flows of Buyer as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect to the business, condition (financial or other), results of operations, performance or properties of the Buyer, taken as a whole).
     6.8 Buyer Common Stock Registration; Listing. Except as described on Schedule 6.8 hereto, (i) the Buyer currently meets the continuing eligibility requirements for listing on the Nasdaq Global Market, and (ii) the Buyer has not received any notice from Nasdaq, the Financial Industry Regulatory Authority or any other Person that it may not currently satisfy such requirements or that such continued listing of the Buyer Common Stock on the Nasdaq

Global Market is in any way threatened. The Buyer has taken no action designed to, or which, to the knowledge of the Buyer, may have the effect of, terminating the registration of the Buyer Common Stock under the Exchange Act or the delisting of the Buyer Common Stock from the Nasdaq Global Market.
ARTICLE 7
PRE-CLOSING COVENANTS
     7.1 Access to Information. From and after the date hereof and until the Closing, upon reasonable notice, the Company shall provide to the Buyer and its authorized Agents reasonable access during normal business hours to the offices, books and records, Returns, Contracts, commitments, facilities and accountants of the Company, and shall furnish and make available to the Buyer and its authorized Agents all such documents and copies of documents (at the Buyer’s expense) and all such additional financial and operating data and other information pertaining to the affairs of the Company as the Buyer and its authorized Agents may reasonably request and the Buyer shall be given access to unredacted copies of the Valuation Reports as soon as reasonably practicable after the date hereof; provided, however, that the activities of the Buyer and its Agents shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of the Company. Notwithstanding the foregoing, prior to the Closing Date, without the prior written consent of the Company, which consent shall not be unreasonably conditioned, delayed or withheld, neither the Buyer nor any of its Agents shall contact any suppliers to, or customers, employees or directors of, the Company in connection with or pertaining to any subject matter of this Agreement.
     7.2 Operation of Business of Company Prior to Closing. At all times from and after the date of this Agreement until the Effective Time, the Company agrees that it shall (i) conduct the Business only in, and the Company shall not take any action except in, the ordinary course consistent with past practices, (ii) use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company; and (iii) the Company shall cause its officers to be available to Buyer concerning the status of the Company’s business. Further, except as otherwise permitted or required by this Agreement or as set forth on Exhibit F, prior to the Closing, the Company shall not do any of the following:
          (a) issue or grant any equity securities or any subscriptions, warrants, options or other agreements or rights of any kind whatsoever to purchase or otherwise receive or be issued any equity securities or any securities or obligations of any kind convertible into, or exercisable or exchangeable for, any equity securities of the Company;
          (b) engage in any practice, take any action, or enter into any material transaction outside the ordinary course of business;
          (c) effect any recapitalization, reclassification, split or like change in the capitalization of the Company;

          (d) amend or waive any provision of the organizational documents of the Company, including the articles of incorporation and the bylaws;
          (e) increase the compensation of officers and directors of the Company, except as required by any contract existing on the date hereof, or any other employees of the Company, except in the ordinary course of business;
          (f) create any Lien other than Permitted Liens;
          (g) sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets of the Company except in the ordinary course of business;
          (h) acquire any properties or assets or enter into commitments for capital expenditures of the Company except those that do not exceed $10,000 for any individual acquisition or commitment and $20,000 for all acquisitions and commitments in the aggregate;
          (i) except for transfers of cash pursuant to normal cash management practices in the ordinary course of business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, the Seller or any of its respective Affiliates;
          (j) enter into any Contract which materially restricts the ability of the Company to compete with, or conduct, any business or line of business in any geographic area;
          (k) make, revoke or change any material Tax election, amend any Return or settle or compromise any material Tax Liability;
          (l) make any payments in excess of $10,000 outside the ordinary course of business for purposes of settling any dispute;
          (m) enter into any transaction with any stockholder, officer, director, employee or any Affiliate or family member of such Person;
          (n) incur any Indebtedness;
          (o) terminate any Material Contract or waive, release or assign any rights or claims under any Material Contract;
          (p) fail to file any Tax Return when due or fail to cause each such Tax Return when filed to be true, complete and correct in all material respects or fail to pay any Taxes when due;
          (q) hire any new employee, except as otherwise set forth in this Agreement;
          (r) make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP;
          (s) commence or settle any material Proceeding;
          (t) agree or commit (whether written or otherwise) to do any of the foregoing; or

          (u) take any action outside of the ordinary course of business in order to increase the consideration payable by the Buyer under this Agreement.
          (v) notwithstanding the foregoing, nothing in this Section 7.2 shall prohibit the Company from taking any action or omitting to take any action as required or as contemplated by this Agreement, as required by Legal Requirement or otherwise approved in writing by the Buyer.
     7.3 Efforts to Consummate. Each of parties hereto shall use its best efforts to take, or cause to be taken, all lawful and reasonable actions within such party’s control and to do, or cause to be done, all lawful and reasonable things within such party’s control necessary to fulfill the conditions precedent to the obligations of the other party(ies) hereunder and to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, (a) the Company shall use commercially reasonable best efforts to obtain the Required Consents, (b) the Company shall give any notices to, make any filings with, and use commercially reasonable efforts to obtain the Governmental Authorizations listed on Exhibit C, and (c) the Company shall use commercially reasonable best efforts to cause all of its employees to execute Buyer employee offer letters and Buyer’s standard Employee Agreement. Nothing in this Agreement shall be construed as an attempt or an agreement by the Company to assign or cause the assignment of any Contract or Governmental Authorization which is by Legal Requirement non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given.
     7.4 Execution of Additional Documents. Prior to Closing, from time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the Transactions.
     7.5 Publicity. Except as provided in Section 8.3, no public release or announcement concerning the Transactions shall be issued by any party hereto or such party’s Affiliates or Agents without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed, except as follows: (a) the Company may make such disclosure to its stockholders and employees as it deems necessary or desirable, provided that the Company shall first obtain the written consent of the Buyer with respect to any such disclosure which consent may not be unreasonably delayed or withheld; (b) the Buyer may disclose information if and to the extent required under applicable federal securities laws or the requirements of any national securities exchange on which the Buyer’s Common Stock is then listed, provided that the Buyer provides reasonable notice of the circumstances and form of such disclosure to the Company, consults with the Company concerning such disclosure and accommodates the reasonable requests of the Company with respect to such disclosure, provided that such accommodation does not conflict with any Legal Requirement; (c) any release or announcement to the extent required by other applicable Legal Requirements, provided the party required to make the release or announcement allows the other party reasonable time to comment on such release or announcement in advance of such issuance, consults with the other party concerning such disclosure and accommodates the reasonable requests of the other party with respect to such disclosure, provided that such accommodation does not conflict with any Legal Requirement; and (d) each party may disclose to their advisors the names of the Company and the Buyer, the date of the Transactions, the price and the key terms under this Agreement in order to facilitate the negotiation and consummation of the transactions contemplated hereby, provided, however, that such advisors understand the confidential nature of such information and agree to maintain the confidentiality of such information.
     7.6 No Solicitation.
          (a) The Company and the Seller shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.
          (b) During the period from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 or the Closing, the Company shall not and shall cause each of its current directors, current executive officers and other employees, affiliates, representatives and other Agents (including its financial, legal and accounting advisors) not to, directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal; (ii) furnish to any Person any nonpublic information or take any other action to facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, or the making of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.
          (c) Immediately after receipt of any Acquisition Proposal or any written request for nonpublic information or written inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide Buyer with oral and notice of the fact that such Acquisition Proposal, request or inquiry was submitted or made and, to the extent not prohibited by any confidentiality obligation of the Company or any of its Affiliates to the Person or group making any such Acquisition Proposal, request or inquiry, the identity of such Person and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.
          (d) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 7.6 by any current executive officer or current director of the Company or any investment banker, attorney or representative of the Company shall be deemed to be a breach of this Section 7.6(d) by the Company.
     7.7 ESOP Matters. Prior to the Closing and effective as of and contingent upon the Closing, the Company shall amend the ESOP to provide that the ESOP (a) shall continue to provide for benefit distributions in the form of cash, (b) shall accept no further contributions as of the Closing except for contributions that have been accrued on behalf of participants and beneficiaries prior to the Closing Date, including a final contribution to enable the ESOP to repay in full its loan from the Company in the amount of $571.96 plus interest at seven percent

(7%) per annum for the period between January 1, 2010, and the Closing, corrective contributions, if applicable, and any other amounts based on compensation earned on or before the Closing , (c) shall provide for full vesting for all ESOP participants whose account balances had not previously been distributed in full, (d) shall provide for the allocation of Common Shares that were unallocated immediately prior to the Closing (and allocated as a result of the final contribution and loan repayment immediately prior to Closing) to the accounts of ESOP participants so entitled under the provisions of Section 11 of the ESOP, and (e) shall be terminated. As soon as reasonably practicable thereafter (but in no event later than 60 days after the Closing Date), the Company shall submit an application in a form reasonably acceptable to Buyer to the IRS requesting a favorable determination with respect to the amendment and termination of the ESOP. Prior to the receipt of such determination letter, the Trustee may distribute (or cause to be rolled over to another qualified retirement plan or an IRA, as directed by an ESOP participant or beneficiary) out of the balance of the Purchase Price that is paid in cash up to 25% of the value of such ESOP participant’s or beneficiary’s account balance (such value to be determined without regard to the possible value of amounts that are subject to the Escrow). As soon as practicable following the receipt of such determination letter, the Trustee shall distribute (or cause to be rolled over to another qualified retirement plan or IRA, as directed by each ESOP participant or beneficiary) all remaining ESOP account balances. Immediately prior to Closing, the Company shall establish a committee comprised of three members, all of whom shall be selected by the Company (the “ESOP Appointment Committee”). The ESOP shall be amended to provide that only the ESOP Appointment Committee may remove the Independent Fiduciary and the Trustee at any time following the Closing Date; provided, however, that in all other respects the Company shall remain authorized to manage and control the ESOP, including, without limitation, amending the ESOP in any way that it determines to be necessary and appropriate (other than in a manner inconsistent with the terms of this Agreement), including amendments made at the request of the IRS in connection with its issuance of a final determination letter for the ESOP.
ARTICLE 8
POST-CLOSING COVENANTS
     8.1 Records and Personnel.
          (a) The Seller may, following the Closing, retain copies of the Company’s Records, including Records stored on computer disks or tapes or any other storage medium, as the Seller is reasonably likely to need in connection with any accounting, auditing and Tax requirements, any Legal Requirements and any claims or Proceedings relating in whole or in part to the Seller or the Company. The Buyer shall cause the Company to retain the Records of the Company for a period of at least four (4) years following the Closing and any other Company Records for the period prior to the Closing in accordance with the Company’s standard records retention policy. Following the expiration of such four (4) year period, the Company may dispose of such delivered Records provided that the Buyer gives the Seller at least thirty (30) days’ prior notice of any such disposition, and if requested by the Seller, delivers any of such Records as the Seller may request. During the period in which the Company maintains such Records, upon reasonable notice and request by the Seller, the Company, during normal business hours, shall permit the Seller or any of its Agents to examine, copy and make extracts from all Records, at the cost and expense of the Seller, as the Seller and such Agents are reasonably likely to need in connection with any accounting, auditing and Tax requirements, any Legal Requirements and any claims or Proceedings relating in whole or in part to the Seller, or the Company.
          (b) The Buyer shall also cause (x) its employees involved in the negotiation of this Transaction and (y) the Company’s employees to be available to the Seller and its Agents at such employees’ normal business location and during such employees’ normal business hours to provide such assistance to the Seller as may be reasonably requested by the Seller from time to time in connection with the Seller’s involvement in the Company, as follows:
               (i) to assist, as requested, in responding to inquiries from or audits by or required by any Governmental Body or to assist, as requested, in connection with any Legal Requirement, including preparation of responses and other required documents;
               (ii) to provide support and information as necessary in connection with any accounting requirements or to prepare appropriate financial statements;
               (iii) to provide support and information necessary for preparing Returns for periods prior to and including the years ending on or prior to the Closing Date;
               (iv) to provide support and information to respond to any Tax inquiries, audits or other Proceedings for any period or partial period prior to the Closing Date; and
               (v) to provide other assistance of a similar nature as may be reasonably required by the Seller.
     8.2 Cooperation. The parties hereto shall reasonably cooperate with each other and shall cause their respective Agents to cooperate with each other following the Closing to ensure the orderly and prompt transition of the ownership of the Company and the Business to the Buyer and to minimize any disruption to the Business that might result from the Transactions. Neither the Buyer nor the Company shall take any actions that would terminate or interfere with any “tail” policy that the Company obtains with respect to its directors and officers’ insurance.
     8.3 Publicity. Following the Closing, the Buyer and the Company have complete discretion to announce the Transaction, including the general terms thereof and any other information with respect to the Transaction as the Buyer may determine in its sole and absolute discretion. Following the Closing, no other party or such party’s Affiliates or Agents may make any public release or announcement concerning the Transactions without the prior consent of the Buyer.
ARTICLE 9
TERMINATION
     9.1 Grounds for Termination. This Agreement may, by notice given prior to or at the Closing, be terminated as follows:
          (a) by mutual written consent of the Buyer and the Company;

          (b) by either the Buyer or the Company if the Closing has not occurred (other than as a result of the failure of any party seeking to terminate this Agreement to comply fully with such party’s obligations under this Agreement) on or before March 31, 2011 (the “Termination Date”), or such later date as the parties may agree upon in writing;
          (c) by the Buyer, if there shall have been a breach or failure to perform any covenant or agreement on the part of any other party contained in this Agreement (i) that causes (or would reasonably be expected to cause) any condition precedent to Buyer’s obligations as set forth in Section 3.2 not to be satisfied, and (ii) which breach or failure to perform is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (A) twenty (20) days following notice of such breach and (B) the Termination Date;
          (d) by the Buyer, if the Valuation Reports shall reflect material differences from the redacted versions delivered to Buyer prior to the date of this Agreement;
          (e) by the Company if there shall have been a breach or failure to perform any covenant or agreement on the part of the Buyer contained in this Agreement (i) that causes (or would reasonably be expected to cause) any condition precedent to the Company’s obligations as set forth in Section 3.3 not to be satisfied, and (ii) which breach or failure to perform is not capable of being cured or, if reasonably capable of being cured, shall not have been cured prior to the earlier of (A) twenty (20) days following notice of such breach and (B) the Termination Date; or
          (f) by the Buyer, in the event that the customer reference calls made by Buyer after the date hereof uncover matters that would cause reasonable commercial concern.
     9.2 Effect of Termination. Any termination of this Agreement by a party under this Article 9 shall be without liability to the other parties other than any liability of any party may have arising out of a breach of this Agreement prior to such termination. Nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement prior to such termination, in which case the terminating party shall retain its rights against such other party in respect of such other party’s breach.
     9.3 Termination Procedures. If Buyer wishes to terminate this Agreement pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(d), Buyer shall deliver to the Company a written notice stating that Buyer is terminating this Agreement and setting forth a brief description of the basis on which Buyer is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(e), the Company shall deliver to Buyer a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.
ARTICLE 10
INDEMNIFICATION
     10.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date eighteen (18) months after the Closing Date; provided that: (a) all covenants and agreements shall survive until fully performed, and (b) any

Claim (as hereinafter defined) based upon a breach of a representation, warranty, agreement or covenant which is made in writing prior to the expiration of the applicable survival period shall survive such expiration until resolved or judicially determined.
     10.2 Indemnification by the Seller. Subject to the limitations, conditions and restrictions set forth in this Agreement, the Seller and its successors and assigns shall indemnify and defend the Buyer Indemnified Parties and hold them harmless from and against any and all Losses of or against the Buyer Indemnified Parties after the Closing to the extent resulting from, arising out of or relating to (i) any breach as of the date hereof or as of the Closing Date of any representation or warranty made by the Company or Seller in the Transaction Documents, (ii) any breach or non-fulfillment of any agreement or covenant of the Company, Seller, or any of the individuals party hereto contained in the Transaction Documents which are to be performed prior to Closing, (iii) any breach or non-fulfillment of any agreement or covenant of the Seller, or any of the individuals party hereto contained in the Transaction Documents which are to be performed after the Closing, (iv) the amount by which the Final Purchase Price is less than the Estimated Purchase Price, (v) the amount of any ESOP Liability, (vi) Pre-Closing Taxes (except to the extent any such Pre-Closing Taxes have been taken into account for purposes of calculating the Capitalization Amount), (vii) the amount of any fines, penalties or taxes, incurred by the Company with respect to Section 409A of the Code relating to matters occurring at or prior to the Closing, including, but not limited to, any such fines, penalties or taxes arising prior to or after the Closing in connection with the Award Program, (viii) the Membership Interest Purchase Agreement between Electric Power Research Institute, Inc., EPRI Solutions, Inc., the Company, Global Energy Partners, LLC and John Kotowski; (ix) any breach of Article 11, (x) any Transaction Expenses that arise after the Closing that are not otherwise included in the calculation of the Capitalization Amount and (xi) any failure of the Company to properly withhold for Taxes with respect to any compensation prior to Closing.
     10.3 Indemnification by the Buyer. Subject to the limitations, conditions and restrictions set forth in this Agreement, the Buyer and its successors and assigns shall, jointly and severally, indemnify and defend the Company Indemnified Parties and hold them harmless from and against any and all Losses of or against the Company Indemnified Parties after the Closing to the extent resulting from, arising out of or relating to (i) any breach as of the date hereof or as of the Closing Date of any representation or warranty made by the Buyer in the Transaction Documents; (ii) any breach or non-fulfillment of any agreement or covenant of the Buyer contained in the Transaction Documents which are to be performed prior to Closing; and (iii) any amounts due from the Buyer to the Seller under this Agreement that are not paid when due and payable.
     10.4 Procedure Relative to Indemnification.
          (a) In the event that any Buyer Indemnified Party or Company Indemnified Party shall claim that it is entitled to be indemnified, defended or held harmless pursuant to the terms of this Article 10 (each, a “Claim”), such party (the “Claiming Party”) shall notify the Seller, if the Claiming Party is a Buyer Indemnified Party, or the Buyer, if a Company Indemnified Party is the Claiming Party (in either case, the parties or parties to be notified are referred to as “Indemnifying Party”) in writing (a “Claim Notice”) of such Claim promptly after the Claiming Party receives notice of any action, Proceeding, demand or assessment or otherwise has received notice or become aware of any claim that may reasonably be expected to result in a Claim by the Claiming Party against the Indemnifying Party (provided that in the event of a delay in giving such notice, the Indemnifying Party shall not be relieved of its indemnification obligations hereunder unless it is materially prejudiced thereby). The Claim Notice shall specify the breach of representation, warranty, agreement or covenant or other basis for indemnification claimed by the Claiming Party and the Losses incurred by, or actually or potentially imposed upon, the Claiming Party on account thereof. If such Losses are liquidated in amount, the Claim Notice shall so state and such amount shall be deemed the amount of the Claim of the Claiming Party. If the amount is not liquidated, the Claim Notice shall so state and in such event a Claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party.
          (b) The following provisions shall apply to Claims of the Claiming Party which are based upon a claim by a third-party (a “Third-Party Claim”) (including any form of Proceeding filed or instituted by any Governmental Body), except as otherwise provided in Article 11 with respect to Tax Audits:
               (i) The Indemnifying Party shall have the right, upon receipt of the Claim Notice and at its expense, to defend such Third-Party Claim in its own name or, if necessary, in the name of the Claiming Party. The Claiming Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, at the Claiming Party’s expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such Third-Party Claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, in the event that Buyer determines in its reasonable judgment that (x) there is a probability that the amount of Loss claimed will be greater than the Escrow; (y) the Claims include claims seeking equitable or other non-monetary relief, or (z) there is a probability that a Third-Party Claim may adversely affect its rights to conduct the Business after the Closing Date, then Buyer may, by written notice to the Seller, assume the exclusive right to control, defend, compromise, or settle such Third-Party Claim and the amount of such Loss, if any, and the reasonable fees and expenses of counsel shall be considered Losses for purposes of this Agreement. In all such cases, the Indemnifying Party will have the right to participate, at Indemnifying Party’s expense, in the defense or settlement of such claim with counsel reasonably satisfactory to Buyer.
               (ii) If the Indemnifying Party elects to defend the Third-Party Claim, and as a condition thereto, the Indemnifying Party shall acknowledge its indemnification obligations hereunder with respect to such Third-Party Claim and shall thereby waive its right to dispute the merits of the Third-Party Claim or to otherwise dispute that the Third-Party Claim is the subject of indemnification hereunder.
               (iii) In the event the Indemnifying Party shall notify the Claiming Party that the Indemnifying Party does not wish to defend the Third-Party Claim (or otherwise under the circumstances described in either of the penultimate sentence of Section 10.4(b)(i)), the Claiming Party shall have the right to conduct a defense against such Third-Party Claim and shall have the right to settle and compromise such Third-Party Claim if it acts reasonably and in good faith upon ten (10) days’ notice to, but without having to first obtain the consent of, the Indemnifying Party.
          (c) Upon receipt of a Claim Notice that does not involve a Third-Party Claim, the Indemnifying Party shall have thirty (30) days from the receipt of such Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such Claim. If the Indemnifying Party does not timely notify the Claiming Party of such dispute, then the amount of such Claim shall be deemed, conclusively, a liability of the Indemnifying Party hereunder. If the Indemnifying Party does timely notify the Claiming Party of such dispute, then the Claiming Party shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Party. If after such thirty (30)-day period there remains a dispute as to any such Claim, then the Claiming Party and the Indemnifying Party shall attempt in good faith for a period not to exceed thirty (30) additional days to agree upon the rights of the respective parties with respect to such Claim. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by the Buyer and the Seller. If the parties do not agree within such additional thirty (30)-day period, then the Claiming Party may pursue any and all other remedies available to it hereunder.
          (d) Once the amount of any Claim under this Article 10 is liquidated and the Claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemnification provisions of this Article 10 and, in the event it is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such Claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article 10, whether the same shall be enforced by suit or otherwise which the Indemnifying Party and the Claiming Party agree are due to the Claiming Party or which a court, arbitrator or other judicial body determines are due to the Claiming Party.
     10.5 Limits on Indemnification.
          (a) Notwithstanding anything contained in the Transaction Documents to the contrary, no Buyer Indemnified Party or Company Indemnified Party shall be entitled to indemnification with respect to any Losses from any Claim or Claims under Section 10.2(a)(i)or Section 10.3(a)(i), until the aggregate Losses from all Claims exceed $50,000 (the “Basket Amount”) with respect to each party; provided, however, that the Basket Amount shall not apply to any Claim relating to (i) any breach of the following: Section 4.1 (Authority; Authorization; Enforceability), Section 4.7 (Capitalization), Section 4.13 (Intellectual Property), Section 4.15 (Taxes), Section 4.19 (Employee Benefits; ERISA), and Section 4.29 (Propriety of Past Payments, (ii) any indemnification Claim under Article 11, or (iii) any failure to pay amounts payable pursuant to Article 2. The parties agree that the Basket Amount is to serve as a deductible. None of the limitations set forth in this Article 10 shall apply in the case of indemnification for Pre-Closing Taxes or any Losses or other indemnification matter based upon, arising out of, or relating to fraud, criminal activities or willful misconduct.
          (b) Subject to the provisions of the last sentence of Section 10.5(a) and Section 13.3, neither the Seller nor the Company shall be obligated to indemnify, defend or hold harmless any Buyer Indemnified Party with respect to any Losses from any Claim or Claims under Section 10.2 in excess of the Escrow.
          (c) The amount of any Losses for which indemnification is provided under this Article 10 shall be (i) net of any amounts actually recovered by the Claiming Party under any insurance policy with respect to such Losses and (ii) net of any amounts actually recovered from any third person (by contribution, indemnification or otherwise) with respect to such Losses. For the avoidance of doubt, the parties intend that, in appropriate circumstances, a Tax benefit recognized by Buyer shall be taken into account for the purposes of determining the amount of any Losses for which indemnification is provided under this Article 10. If an income Tax benefit is to be computed, Buyer shall be solely responsible for providing a good faith estimate of the applicable variables and shall not be required to provide the Seller or any other person with access to Buyer’s books and records or Tax returns or the working papers of its accountant(s) for the purposes of verifying such estimates; provided, however, that Buyer shall provide such pro forma calculations in sufficient detail that Buyer’s estimates can be reasonably verified.
     10.6 Certain Indemnification Matters.
          (a) The Seller shall have no right to seek contribution from the Company with respect to all or any part of any of the Seller’s indemnification obligations under this Article 10.
          (b) In connection with any exercise by the Buyer of its indemnification rights under this Article 10, the Buyer shall be entitled to make all Claims through and deal exclusively with the Seller.
          (c) For the purpose of determining the amount of the Losses resulting from a breach or inaccuracy of a representation, warranty, or covenant of the Company or the Seller (but not for the purpose of determining the existence of such breach or inaccuracy), any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty giving rise to the claim of indemnity hereunder shall in each case be disregarded and without effect (as if such standard or qualification were deleted from such representation or warranty).
          (d) The right to indemnification, reimbursement or other remedy provided by this Agreement shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant, agreement or obligation providing the basis for any indemnification obligation owed to, reimbursement obligation owed to or any other remedy of any Buyer Indemnified Party. Notwithstanding anything to the contrary contained herein, the Seller shall not be liable under this Article 10 with respect to any Losses arising out of breaches of the representations and warranties under this Agreement known by the Buyer as of the date of this Agreement and not communicated to Seller; provided that the Seller shall have the burden of proof concerning whether the Buyer had such knowledge.

          (e) Subject to the provisions of the last sentence of Section 10.5(a) and Section 13.3, the Escrow shall be the sole source to satisfy the indemnification obligations of the Company and the Seller under this Article 10.
ARTICLE 11
TAX MATTERS
     11.1 Tax Returns. The Buyer shall cause the Company to timely file all Returns of the Company due on or after the Closing Date. Except as required by law, such Returns shall be prepared and filed on a basis consistent with the existing procedures for preparing such Returns and in a manner consistent with prior practices, elections and accounting methods of the Company for the treatment of specific items on a Return. Within thirty (30) days prior to the filing of any Pre-Closing Tax Return, the Buyer shall, or shall cause the Company to, deliver to the Seller a copy of such Pre-Closing Tax Return (or a portion of the workpapers related to a Return showing calculations related to a Pre-Closing Tax Period) prepared by Buyer for the Seller’s review and comment. If the Seller believes that any Return should be prepared differently, the Seller may so inform the Buyer. If the Buyer agrees, it will revise such Return. If the Buyer disagrees, and the parties cannot resolve their differences, then the parties shall engage a nationally recognized accounting firm to make a final determination of whether or not the Return should be prepared differently. The fees and expenses of such accounting firm shall be borne equally by the Parties. With the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, the Seller may at the Seller’s expense prepare amendments to income tax Returns filed prior to the Closing for the purposes of seeking refunds for income Taxes previously paid by the Seller, and any such amended Return shall constitute a Pre-Closing Tax Return subject to the provisions of this Section 11.1.
     11.2 Refunds. Buyer shall cause the Company to pay to the Seller any and all refunds of Taxes (including interest thereon) received after the Closing Date with respect to, or attributable to, periods ending on or before the Closing Date, except to the extent such refund (x) has been taken into account for purposes of calculating the Company’s Capitalization Amount, or (y) arises as the result of a carryback of a loss or other Tax benefit from a period beginning after the Closing Date, or (z) relates to a Tax payment made by the Company or Buyer post-Closing, whether as a result of an assessment, audit or otherwise. Promptly after (and in any event within ten (10) days following) any receipt of such a refund by the Company, Buyer, or an Affiliate, Buyer shall cause such refund to be remitted to the Seller. Such payment to the Seller of any and all refunds pursuant to this paragraph shall be treated as adjustments to the Purchase Price
     11.3 Tax Audits.
          (a) Buyer shall notify the Seller in writing within 15 days after receipt by Buyer or the Company of notice of the commencement of any official inquiry, examination, audit or other administrative or judicial proceeding regarding any Return or Taxes for any Pre-Closing Tax Period (“Tax Audit”); provided, that the failure to provide such notice shall not relieve Seller of its obligations pursuant to Article 10 or this Article 11, except to the extent Seller is materially prejudiced thereby. The Seller shall notify Buyer in writing within 15 days after receipt by the Seller or the Seller of notice of the commencement of any Tax Audit regarding any Return or Taxes of the Company.

          (b) Buyer shall have the right to control the handling, disposition and/or settlement of any Tax Audit; provided, that Buyer shall keep the Seller reasonably informed as to the status of and material developments in such Tax Audit and provide to the Seller copies of any written materials relating to such Tax Audit received from or submitted to any Tax Authority. The Seller shall promptly pay or reimburse Buyer for the amount, if any, paid to any Tax Authority pursuant to such Tax Audit and for any costs or expenses incurred by Buyer, the Company or any Subsidiary of Buyer or the Company in connection with the conduct, defense or settlement of such Tax Audit.
     11.4 Transfer Taxes. All stock transfer, property transfer, excise, sales, use, documentary, stamp, Taxes and all conveyance fees, recording charges and other similar Taxes (including interest, penalties and additions to any such taxes) in each case including any such Taxes or fees levied upon the transfer of stock or other equity interests in an entity on account of such entity’s direct or indirect ownership of property (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Buyer shall prepare and file, at Buyer’s sole cost and expense, all necessary Returns and other documentation with respect to such Transfer Taxes.
     11.5 Tax Cooperation. From and after the Closing Date, each of Buyer, the Seller and the Seller shall cooperate, as reasonably requested, in connection with the preparation of any Returns of the Company and in connection with any Tax Audits with respect to Taxes or Returns. Such cooperation shall include the retention and (upon the other party’s request, at the requesting parties cost and expense) the provision of records and information which are reasonably relevant to any such Tax Audit. Buyer and the Seller shall, upon request, use its commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     11.6 Tax Sharing Agreements. All Tax sharing agreements or similar agreements (including without limitation any obligation to make tax distributions) with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, no such Person shall be bound thereby or have any liability thereunder. For the purposes of this Section 11.6, the following agreements shall be disregarded: (i) commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company and (ii) commercially reasonable agreements for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the ordinary course of business.
     11.7 § 338(h)(10) Election. The Company and Seller shall join with the Buyer in making § 338(h)(10) Election(s) (i.e., elections under § 338(h)(10) of the Code and any corresponding election under state, local and foreign tax law) with respect to the purchase of the Common Shares hereunder. The Buyer will notify the Seller of its intent to make such election at any time prior to the last date for filing such election as required by applicable law. The parties agree that upon the making of a § 338(h)(10) Election, the Purchase Price, the liabilities of the Company, and any other relevant items shall be allocated for income Tax purposes among the assets of the Company in accordance with an allocation schedule prepared by the Buyer in accordance with §338 and § 1060 of the Code (as adjusted by the Buyer for any subsequent payments pursuant to this Agreement), and Buyer and the Seller shall report consistently with such allocation for all Tax purposes. The Seller shall timely execute and file, or deliver to Buyer for filing (as requested by Buyer), all documents and forms Buyer may request in connection with the § 338(h)(10) Election, including without limitation IRS Forms 8023 and 8594. Notwithstanding anything to the contrary in this Agreement, Seller shall have no obligation to pay or indemnify Buyer with respect to any Tax imposed on the Company arising from or attributable to the § 338(h)(10) Election.
     11.8 Section 409A. Buyer agrees that any and all reports or other filings made by it or its Affiliates and any and all reports or other filings made by the Company or any of its Affiliates after the Closing concerning the Award Program, awards made thereunder and payments made with respect to such awards shall be consistent with the understanding of the parties that the portions of the awards granted by the Company under the Award Program that had not vested as of the date of this Agreement and all payments made with respect thereto were and will be fully compliant with Section 409A of the Code to the extent amended as provided in Exhibit J-A and J-B hereto.
     11.9 Tax Treatment of Certain Payments. For all relevant Tax purposes, all indemnification payments paid pursuant to Article 10 shall be treated as adjustments to the Purchase Price.
ARTICLE 12
DEFINITIONS
     “Acquisition Proposal” means any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any equity interest or other voting securities of the Company or any Subsidiary, whether by tender offer, exchange offer, merger, consolidation, business combination or similar transaction involving any member of the Company; (b) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act), or any sale, lease, exchange, transfer, license or disposition by the Company or any Subsidiary of, any assets or properties, other than in the ordinary course of business; or (c) any liquidation, dissolution or winding up of the Company or any Subsidiary.
     “Affiliate” means with reference to any Person, another Person controlled by, under the control of or under common control with, that Person.
     “Agent” means with respect to a particular Person, any director, manager, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
     “Agreement” has the meaning set forth in the Preamble to this Agreement.
     “Basket Amount” has the meaning set forth in Section 10.5(a).
     “Benefit Plans” has the meaning set forth in Section 4.19(a).

     “Business” means the business of the Company as currently conducted.
     “Buyer” has the meaning set forth in the Preamble to this Agreement.
     “Buyer Common Stock” means the shares of common stock of the Buyer, par value $0.001 per share.
     “Buyer Indemnified Parties” means the Buyer, its Affiliates, and from and after the Closing the Company.
     “California Code” means the California Corporations Code and all amendments and additions thereto.
     “Capitalization Amount” means the difference (which may be a positive number or negative number) between (i) the amount of cash of the Company and its Subsidiaries as of the Closing Date (calculated in accordance with GAAP) and (ii) the sum of the following liabilities of the Company and its Subsidiaries as of the Closing Date: (a) the Excess PTO Amount; (b) the Change in Control Bonus Pool to the extent not paid prior to the Closing; (c) Transaction Expenses to the extent not paid by the Company prior to the Closing; (d) a franchise Tax audit allowance of $6,000; and (e) the Working Capital Deficit.
     “Capitalization Deficit” means the amount, if any, by which the Capitalization Amount is less than the Capitalization Threshold.
     “Capitalization Escrow” means $250,000.
     “Capitalization Surplus” means the amount by which the Capitalization Amount is greater than the Capitalization Threshold, to the extent such amount is greater than zero.
     “Capitalization Threshold” means $0.
     “Cash Escrow” means $3,750,000.
     “Cash Purchase Price” has the meaning set forth in Section 2.1(a)(i).
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Change in Control Bonus Pool” means the bonus pool paid or payable to Key Employees pursuant to a change of control plan established by the Company prior to the Closing.
     “Claim” has the meaning set forth in Section 10.4(a).
     “Claim Notice” has the meaning set forth in Section 10.4(a).
     “Claiming Party” has the meaning set forth in Section 10.4(a).
     “Closing” means the closing of the purchase by the Buyer and the sale by the Seller of the Common Shares and the other Transactions.

     “Closing Date” means the date on which the Closing occurs.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor law.
     “Common Shares” means shares of common stock, $0.01 par value per share, of the Company.
     “Company” has the meaning set forth in the Preamble to this Agreement.
     “Company 401(k) Plan” has the meaning set forth in Section 3.2(i).
     “Company Indemnified Parties” means the Company and the Seller.
     “Company IP” means (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Company or a Subsidiary.
     “Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company or a Subsidiary.
     “Company Privacy Policy” means each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.
     “Company Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company or a Subsidiary.
     “Company Website” means any public or private website owned, maintained, or operated at any time by or on behalf of the Company.
     “Contract” means any agreement, contract, obligation, promise or undertaking that is legally binding.
     “Effective Time” means the time at which the Closing of the Transaction becomes effective.
     “Environmental, Health and Safety Laws” means all existing and applicable Legal Requirements of federal, state and local Governmental Bodies concerning pollution or protection of the environment, public health and safety or employee health and safety, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, as such requirements are enacted and in effect on the Closing Date.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations promulgated thereunder.
     “ERISA Plan” has the meaning set forth in Section 4.19(a).
     “Escrow Agreement” means the Escrow Agreement among the Seller, the Buyer and U.S. Bank National Association, as escrow agent.
     “Escrow” means the Capitalization Escrow and the Indemnity Escrow.
     “ESOP” means the Global Energy Partners, Inc. Employee Stock Ownership Plan.
     “ESOP Liability” means any Loss arising out of any action, investigation, lawsuit, complaint, allegation or claim by the Trust, any current or former participant or beneficiary thereof, any current or former shareholder of the Company, any Governmental Body, or any Person acting on behalf of any of the foregoing, in connection with, relating to, or arising out of (i) any transaction entered into, action or inaction, or state of facts in existence with respect to the ESOP or the Trust on or prior to the Closing or any of the transactions contemplated hereby (including the sale by the Trust of the Shares owned by it) occurring at or prior to the Closing or (ii) any distribution to the participants or beneficiaries of the Trust from the Escrow in accordance and in full compliance with the terms of this Agreement or the Escrow Agreement.
     “Estimated Closing Date Balance Sheet” means the Closing Date balance sheet of the Company and its Subsidiaries delivered pursuant to Section 2.2(a) prepared in accordance with GAAP on a basis consistent with the most recent audited balance sheet.
     “Estimated Purchase Price” has the meaning set forth in Section 2.2(a).
     “Estimated Statement” has the meaning set forth in Section 2.2(a).
     “Excess PTO Amount” means the aggregate dollar value of the paid time off (“PTO”) for all employees of the Company that is, as of the Closing Date, in excess of (i) eighty (80) hours for each employee of the Company who accrues PTO at the rate of four weeks each year and (ii) one hundred twenty (120) hours for each employee of the Company who accrues PTO at the rate of five or six weeks each year. The value of such excess hours shall be determined based on each employee’s compensation level.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Executive Participants” means John Kotowski, Jane Kotowski, Mark Reedy and Ken Gudger.
     “Final Purchase Price” has the meaning set forth in Section 2.4(e).
     “Final Statement” has the meaning set forth in Section 2.4(a).
     “Financial Statements” has the meaning set forth in Section 4.14.

     “GAAP” means generally accepted United States accounting principles and practices recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial position, the result of operations and operating cash flow on a consolidated basis of the party, except that any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other board or committee) in order to continue as generally accepted accounting principles or practice may be so changed.
     “Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.
     “Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.
     “Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     “Governmental Body” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Indebtedness” of any Person means any liability (including guarantees of liability) of any Person (i) for borrowed money, (ii) under any reimbursement obligation relating to a letter of credit, banker’s acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP for all or any part of the deferred purchase price of such property or (v) accrued liabilities of the Company to make cash contributions to the ESOP, other than monthly accruals made in the fiscal year ending December 31, 2010, which contributions will not be made to the ESOP in the event the Closing occurs.
     “Indemnifying Party” has the meaning set forth in Section 10.4(a).
     “Indemnity Escrow” means the Cash Escrow and the Stock Escrow.
     “Independent Fiduciary” has the meaning set forth in Section 4.19(j)(iii). Nicholas L. Saakvitne has been appointed by the Company to serve as the Independent Fiduciary.
     “Insurance Policies” has the meaning set forth in Section 4.22.

     “Intellectual Property” means and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
     “Intellectual Property Rights” means and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
     “Interim Financial Statements” has the meaning set forth in Section 4.14.
     “IRS” means the Internal Revenue Service.
     “Key Employees” means John Kotowski, Jane Kotowski, Mark Reedy, Patricia Hurtado, Jon Starr, Suzi Stevens, Ingrid Rohmund and Greg Wikler.
     “Knowledge” with respect to the Company shall mean (A) the actual knowledge of each officer and director of the Company, or (B) such knowledge as any of the individuals identified in clause (A) would have had if they had conducted reasonable inquiry.
     “Leased Real Estate” means property leased, used or occupied by the Company pursuant to a Real Property Lease.
     “Legal Requirement” means any applicable federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
     “Liens” means all mortgages, pledges, security interests, encumbrances, title defects, title retention agreements, voting trust agreements, liens, charges or similar restrictions or limitations, including a restriction on the right to vote, sell or otherwise dispose of any shares of capital stock of the Company (other than restrictions on transfers imposed by federal or state securities laws).
     “Listed Intellectual Property” has the meaning set forth in Section 4.13(b).
     “Losses” means all damages, losses, deficiencies, liabilities, claims, actions, demands, judgments, fines, fees, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees), Taxes and interest on any of the foregoing.

     “Material Adverse Effect” means any circumstance, development, effect, event, condition, change or occurrence (any such item, an “Effect”) that (a) has been, or reasonably could be expected to be, materially adverse to the Business, condition (financial or otherwise), prospects, assets, liabilities or results of operations of the Company or (b) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of the Company to timely consummate the Transactions.
     “Material Contract” means any of the following Contracts currently in effect:
     (a) under which the Company is or is likely to be entitled to receive revenues of more than $25,000 in any calendar year;
     (b) under which the Company is or is likely to become subject to any obligation to pay a liability of more than $25,000 in any calendar year;
     (c) by which assets owned or used by the Company having a net book value of $25,000 or more are bound;
     (d) which creates a Lien on any property or asset of the Company (other than Permitted Liens) or the Shares;
     (e) which constitutes a Real Property Lease;
     (f) under which the Company has granted or received a license or sublicense or under which the Company is obligated to pay or has the right to receive a royalty, license fee or similar payment, in each case that is material to the Business (excluding any Contract made in the ordinary course of business for information technology products or services (including software, hardware and telecommunication services) which is expected to be fully performed within one year after the date thereof, which does not require annual expenditures in excess of $25,000 or which may be terminated without material penalty or payment on 30 days’ notice or less);
     (g) between (i) the Company and the Seller or any Related Person of the Seller or any Affiliate of the Seller and (ii) between the Company and any officer, director or employee of the Company which holds more than 1% of the Common Shares;
     (h) containing covenants that limit the freedom of the Company to engage in any line of business or to compete with any Person;
     (i) governing Indebtedness, to the extent not repaid prior to or at Closing;
     (j) granting to any Person a first refusal, a first offer or similar preferential right to purchase or acquire any Shares;
     (k) with any customer involving the Company’s license, sale or provision of products or services, Company IP or other assets that has generated more than $25,000 in consolidated revenues for the Company during either of the fiscal years ended December

31, 2008 or December 31, 2009 or anticipated to generate more than $25,000 in consolidated revenues for the Company during the current fiscal year;
     (l) any partnership, joint venture or other similar Contract;
     (m) granting most favored customer pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights and/or terms by the Company to any Person;
     (n) with any supplier or provider of services or content, in excess of $25,000, that are resold by the Company or that are otherwise incorporated into any product or service, other than any services or content that are not material and which can be promptly replaced without material increase in cost to the Company;
     (o) involving the acquisition by the Company of any business enterprise whether via stock or asset purchase or otherwise; or
     (p) not made in the ordinary course of business.
     “Materials of Environmental Concern” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and mold or other fungus, any toxic substance, oil or hazardous material, or any other chemical or substance regulated by any Environmental, Health and Safety Laws.
     “Most Recent Balance Sheet” has the meaning set forth in Section 4.14.
     “Multiemployer Plan” has the meaning set forth in ERISA §3(37).
     “Non-ERISA Plan” has the meaning set forth in Section 4.19(a).
     “Objection Notice” has the meaning set forth in Section 2.4(b).
     “Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
     “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict, entered, issued, made or rendered by any court, administrative agency or any other Governmental Body or by any arbitrator.
     “Permitted Liens” means (i) liens for Taxes, assessments or other governmental charges not yet due and payable and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due.

     “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.
     “Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.
     “Phantom Stock Awards” has the meaning set forth in Section 2.7.
     “Pre-Closing Taxes” means all Taxes of the Company attributable to Pre-Closing Tax Periods; provided, however, that Pre-Closing Taxes shall not include any Taxes imposed as a result of the § 338(h)(10) Election (including, without limitation, Taxes pursuant to Section 23802(b)(1) of the California Rev. & Tax. Code). With respect to any Taxes for a Taxable Period that includes, but does not end on, the Closing Date (a “Straddle Period”), (i) in the case of Taxes not based on income or receipts, the amount allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) in the case of Taxes other than those described in clause (i), the amount allocable to the Pre-Closing Tax Period shall be computed as if such Taxable Period ended as of the close of business on the Closing Date. For purposes of the foregoing, events occurring after the Closing on the Closing Date pursuant to Section 2.7 shall be considered to occur on the date following the Closing Date.
     “Pre-Closing Tax Period” means (a) any Taxable Period that begins before the Closing Date and ends on or before the Closing Date, and (b) with respect to any other Taxable Period that includes the Closing Date, the portion of such Taxable Period prior to and including the Closing Date.
     “Pre-Closing Tax Return” means any Return filed on or after the Closing with respect to any Tax Period that commenced prior to the Closing.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Purchase Price” has the meaning set forth in Section 2.1(a).
     “Qualified Plan” has the meaning set forth in Section 4.19(a).
     “Real Property Leases” means those Contracts pursuant to which the Company leases real property.
     “Records” means all books, records, manuals and other materials and information of the Company including, without limitation, customer records, personnel and payroll records,

accounting records, purchase and sale records, price lists, correspondence, quality control records and all research and development files, wherever located.
     “Required Consents” means those consents identified in Exhibit B.
     “Related Person” with respect to a particular individual means (i) each other member of such individual’s Family, (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family or (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). For purposes of this definition, the “Family” of an individual includes the individual’s spouse and issue.
     “Released Parties” has the meaning set forth in Section 13.4(a).
     “Releasing Parties” has the meaning set forth in Section 13.4(a).
     “Restricted Period” means for each individual, the period commencing on the Closing Date and ending on the later of (1) the three year anniversary of the Closing Date and (2) the one year anniversary of the termination of such individual’s employment or business relationship with the Company or the Buyer.
     “Returns” means all returns, informational returns and statements required to be filed by the Company in respect of any Taxes.
     “Rights Agreement” has the meaning set forth in Section 4.4.
     “S Elections” has the meaning set forth in Section 4.15(o).
     “SAR” has the meaning set forth in Section 2.7.
     “Schedules” means the schedules attached hereto pursuant to the provisions of this Agreement.
     “§338(h)(10) Election” has the meaning set forth in Section 4.15(o).
     “Seller” has the meaning set forth in the preamble.
     “Shares” means all of the issued and outstanding shares in the Company designated under the Company’s articles of incorporation, including the Common Shares of the Company.
     “Stock Escrow” means shares of Buyer Common Stock with a value equal to $1,250,000 (valuing the Buyer Common Stock at the Ten Day Trading Average Price).
     “Stock Purchase Price” has the meaning set forth in 2.1(a)(ii).
     “Subsidiaries” means any other entity in which the Company owns a majority of the voting power or otherwise has the right to elect a majority of the board of directors or equivalent governing body.

     “Tax” and “Taxes” means (a) any and all taxes, including income, gross receipts, excise, real or personal property, lease, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, ad valorem, stamp, capital, environmental, employment, workers compensation, disability, social security, utility, production, unemployment compensation, windfall profits, registration, business organization, alternative minimum or add-on minimum, imposed by the IRS or any Governmental Body (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, and (b) liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group.
     “Tax Audit” has the meaning set forth in Section 11.3(a).
     “Tax Authority” means any Governmental Body with regulatory authority to assess, assert or otherwise impose Tax adjustments or collect unpaid Taxes of any Person.
     “Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under applicable Legal Requirement.
     “Ten-Day Trading Average Price” means the average of the per share last sale price reported on the NASDAQ website for the Buyer’s Common Stock on The NASDAQ Global Market for the ten trading day period ending two trading days prior to the Closing.
     “Termination Date” has the meaning set forth in Section 9.1(b).
     “Third-Party Claim” has the meaning set forth in Section 10.4(b).
     “Transaction Documents” means this Agreement and the agreements, documents and instruments to be executed and delivered by party to this Agreement
     “Transaction” means the purchase by the Buyer and the sale by the Trustee of the Common Shares and the other transactions contemplated in the Transaction Documents.
     “Transaction Expenses” means expenses incurred in connection with the Transaction (whether before or after the Closing) including expenses, fees and other amounts incurred (A) to purchase a “tail” policy on the Company’s directors and officers’ liability insurance policy, (B) for the benefit of the ESOP, (C) as a result of the ESOP’s legal status in connection with the transactions contemplated by this Agreement, including the fees and expenses of the Trustee and counsel thereto, (D) all bonus amounts payable to employees of the Company to be made with respect to the current fiscal year and (E) all other bonus amounts payable to the Executive Participants.
     “Transfer Taxes” has the meaning set forth in Section 11.4.

     “Trust” has the meaning set forth in the preamble.
     “Trustee” means Union Bank, N.A., as trustee of the Trust, or such individual, group of individuals or entity appointed to serve as successor trustee of the Trust.
     “User Data” means any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or of any Company Website.
     “Valuation Reports” has the meaning set forth in Section 3.2(l).
     “Working Capital Amount” means the difference (which may be a positive number or negative number) between (i) the non-cash current assets of the Company and its Subsidiaries as of the Closing Date and (ii) the current liabilities of the Company and its Subsidiaries as of the Closing Date, as more fully described in Exhibit G.
     “Working Capital Deficit” means the amount by which the Working Capital Amount is less than $0.
ARTICLE 13
ADDITIONAL COVENANTS AND RELEASES
     13.1 Each of the Executive Participants agrees that he or she will not:
          (a) During the Restricted Period, engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with any business of Buyer or its subsidiaries in any geographical area in the provision of the following services: program design, development, and analysis for utility demand response and energy efficiency programs; program management and implementation of utility energy efficiency and demand response programs; evaluation, measurement and verification services for energy efficiency and demand response programs; and demand response and energy efficiency services marketed directly to commercial, institutional, governmental and industrial organizations; provided, that for Ken Gudger, such geographical area shall be limited to the State of California.
          (b) During the Restricted Period, either alone or in association with others, sell or attempt to sell to any person or entity that was a customer or client of Buyer or any of its subsidiaries at any time during the Restricted Period, any products or services which are competitive with any products or services developed, manufactured, marketed, sold or provided by Buyer or any of its subsidiaries to its customers and clients in the energy industry; or
          (c) During the Restricted Period, either alone or in association with others (i) solicit, or permit any organization directly controlled by the Executive Participant to solicit, any full-time employee of Buyer or any of its subsidiaries industry to leave the employ of Buyer or any of its subsidiaries, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly controlled by the Executive Participant to solicit for employment, hire or engage as an independent contractor, any person who was employed full-time by Buyer or any of its subsidiaries at any time during the Restricted Period; provided, that this clause shall not apply to (x) the solicitation, hiring or engagement of any individual whose employment/engagement with Buyer or any of its subsidiaries has been terminated for a period of six months or longer, or (y) the hiring or engagement of an employee or independent contractor of Buyer or any of its subsidiaries as a result of a general solicitation for employment not directed at any particular person to which such employee or independent contractor responds.
     13.2 Acknowledgment. Each of the Executive Participants acknowledges that he or she has obtained extensive and valuable knowledge and confidential information concerning the Business, the Company and Buyer, (b) expressly acknowledges that the covenants included in this Article 13 are a material inducement and fundamental to Buyer’s willingness to engage in the Transactions and absent these covenants, Buyer would not have acquired the Company, and (c) further acknowledges and agrees that he or she will personally attain substantial benefits from the Transactions as a stockholder, employee or consultant of Buyer or one of its affiliates, and agrees that such benefits represent adequate and fair consideration for the covenants in this Article 13.
     13.3 Remedies. The rights and remedies of Buyer and the Company for any breach by an Executive Participant of this Article 13 are not limited by this Agreement and are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative.
     13.4 Releases.
          (a) Effective as of the Effective Time, each of the individuals signatory to this Agreement, on behalf of himself, herself or itself and his, her or its (as applicable) past, present and future successors, assigns, predecessors and Affiliates (collectively, the “Releasing Parties”), irrevocably releases the Company and its Subsidiaries, and each of their respective successors, assigns, predecessors, stockholders, partners, members, managers, employees, officers, directors, attorneys, agents and representatives (collectively, the “Released Parties”) from any and all claims, actions, causes of action, demands, liens, agreements, contracts, covenants, actions, suits, obligations, controversies, debts, costs, fees, dues, expenses, damages, judgments, orders and all other claims and liabilities of every nature and description, known or unknown, matured or unmatured, at law or equity or mixed, and whether or not contingent, which any Releasing Party now has or has had against any of the Released Parties or hereafter can, shall or may have against any of the Released Parties, in respect of or arising from any event, act or omission occurring or circumstances existing on or prior to the date hereof, in each case, to the extent related to the Company, its operations, and the Transactions, provided that the undersigned is not releasing (i) any rights under this Agreement or any Transaction Document; (ii) any indemnification obligations of the Company or any Subsidiary, or any rights with respect to limitations of liability or corporate opportunities, under the Company’s or such Subsidiary’s articles of incorporation or bylaws (or equivalent governing documents), any agreement or applicable law for claims that may arise against the Releasing Party in his or her capacity as a director, officer employee or agent of such entity; or (iii) any compensation or other employee benefits, including any vested interests in the Company’s 401(k) plan and the ESOP, to which the Releasing Party has any rights by virtue of his or her employment with the Company prior to the Effective Time hereunder.

          (b) California Civil Code Section 1542 Waiver. In giving the releases set forth herein, which include claims which may be unknown to the Releasing Parties at present, each Releasing Party hereby acknowledges that he or she has read and understands Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Each Releasing Party hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to his or her release of claims herein, including but not limited to the release of unknown and unsuspected claims hereunder.
     13.5 Matters Regarding Representation of the Company. Sheppard, Mullin, Richter & Hampton LLP (“SMRH”) has acted as counsel for the Company in connection with this Agreement (the “Acquisition Engagement”) and in that connection not as counsel for any other person, including without limitation, the Buyer. Only the Company shall be considered a client of SMRH in the Acquisition Engagement. Buyer agrees that after the Closing, (i) the Seller and the Executive Participants shall have exclusive authority at all times to access any files or communications of SMRH relating to the Acquisition Engagement, and (ii) the Buyer shall not cause either of the Company or any Subsidiary of the Company to access any such communications or files. If the Seller or any of the Executive Participants so desires, and without the need for any further consent or waiver by the Company or the Buyer, SMRH shall be permitted to represent any or all of the Seller and the Executive Participants after the Closing in connection with the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, SMRH shall be permitted to represent any or all of such persons, any of the agents and affiliates of any of such persons, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with the Buyer, the Company or any of their agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement. The Seller, the Company and the Buyer consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by SMRH permitted hereunder.
ARTICLE 14
TRUSTEE AND INDEPENDENT FIDUCIARY
     Under the terms of the ESOP, as amended pursuant to Section 7.7, the Trustee takes discretionary actions with respect to the assets of the ESOP only in accordance with written instructions from the Independent Fiduciary. The provisions of this Agreement that permit or require action by the Seller following execution of this Agreement will be implemented by the Trustee on behalf of the Seller only at the written instruction of the Independent Fiduciary. The Independent Fiduciary will provide instructions to the Trustee as and when necessary or desirable, and in a manner consistent with its fiduciary responsibilities under ERISA.

ARTICLE 15
MISCELLANEOUS
     15.1 Expenses. Except as otherwise specifically provided herein, the Seller and the individual parties hereto shall pay all of their own and the Company’s expenses, including, without limitation, accountants’ and attorneys’ fees incurred in connection with the negotiation and consummation of the Transactions.
     15.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when received if sent by prepaid, overnight, express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:
(a)	If to the Buyer, or after the Closing, the Company:

EnerNOC, Inc. 101 Federal Street, Suite 1100 Boston, Massachusetts 02110 Fax No.: (617) 224-9910 Telephone: (617) 224-9900 Attention: General Counsel

With a Copy To:

Cooley LLP 500 Boylston Street Boston, Massachusetts 02116-3736 Fax No.: (617) 937-2400 Telephone: (617) 937-2300 Attention: Miguel Vega, Esq.

(b)	If to the Company prior to the Closing:

Global Energy Partners, Inc. 500 Ignacio Valley Road, Suite 450 Walnut Creek, CA 94596 Telephone: (925) 482-2000 Attention: Jane V. Kotowski

With a Copy To:

Sheppard Mullin Richter & Hampton, LLP Four Embarcadero Center, 17th Floor San Francisco, CA 94111-4109 Fax No.: (415) 434-3947

Telephone: (415) 434-9100 William T. Manierre, Esq.

(c)	If to the Trustee:

Global Energy Partners, Inc. Employee Stock Ownership Trust
Union Bank, N.A., as Trustee
530 B Street, S-940
San Diego, CA 92101
Attn: Pamela L. Uyehara
Fax No.: (619) 230-4478
Telephone: (619) 230-3020

(d)	If to the Independent Fiduciary:

Saakvitne Law Corporation 530 Colorado Avenue, 2nd Floor Santa Monica, CA 90401-2408 Attn: Nicholas L. Saakvitne Fax No.: (310) 451-9089 Telephone: (310) 451-3225

(e)	If to the Seller, to both the Trustee and the Independent Fiduciary.
     15.3 Entire Agreement; Amendment. This Agreement, the Schedules and the other Transaction Documents constitute the entire agreement among the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are merged herein and made a part hereof, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement with respect to the Transactions. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by the Buyer and the Seller; provided, however, that any amendment, waiver or modification to Article 13 that significantly and adversely affects an Executive Participant in a manner that is different than the other Executive Participants shall require the written consent of such Executive Participant.
     15.4 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     15.5 Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any party without the prior written consent of both the Buyer and the Seller prior to Closing, and the Buyer and the Seller after Closing.
     1.1 Binding Effect; Specific Performance. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Seller agrees that Buyer would suffer irreparable harm if the transactions contemplated herein were not consummated due to a breach of this Agreement by Seller and therefore Seller agrees that:
     (a) in the event of any breach or threatened breach by Seller of any covenant, obligation or other provision set forth in this Agreement, the Buyer shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and
     (b) the Buyer shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.
     15.6 Paragraph Headings. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.
     15.7 Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
     15.8 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles and conflicts of law. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS (AND AGREE NOT TO COMMENCE ANY ACTION, SUIT, OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS). THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE ON ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS, IN THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     15.9 Use of Terms. In this Agreement (a) the words “hereof,” “herein,” “hereto,” “hereunder,” and words of similar import may refer to this Agreement as a whole and not merely to a specific section, paragraph, or clause in which the respective word appears, (b) words importing gender include the other genders as appropriate, (c) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference, (d) unless otherwise stated, references to any Section, Article, Schedule or Exhibit are to such Section or Article of, or Schedule or Exhibit to, this Agreement and (e) the word “including” shall mean including without limitation. For purposes of the representations and warranties and covenants of the Company in the Transaction Documents (and the related defined terms and Schedules), the term “Company” shall be deemed to also refer to any Company Subsidiary.
     15.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. A facsimile signature of this Agreement shall be as effective as an original.
     15.11 Good Faith; Consents. Each of the parties agrees to act in good faith in connection with any matters arising under or relating to the Transaction Documents and the Transactions.
     15.12 No Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto, a Claiming Party or their respective heirs, successors, legal representatives and permitted assign, any rights or remedies under or by reason of this Agreement.
[SIGNATURES APPEAR ON NEXT PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

BUYER: ENERNOC, INC.
By:	/s/ David Samuels
	Name:	David Samuels
	Title:	Executive Vice President

COMPANY: GLOBAL ENERGY PARTNERS, INC.
By:	/s/ John A. Kotowski
	Name:	John A. Kotowski
	Title:	CEO

SELLER: GLOBAL ENERGY PARTNERS, INC. EMPLOYEE STOCK OWNERSHIP TRUST BY UNION BANK, N. A., SOLELY IN ITS CAPACITY AS TRUSTEE

By:	/s/ Ilona Gertner Cecil
	Name:	Ilona Gertner Cecil
	Title:	Vice President & Mgr

EXECUTIVE PARTICIPANTS:
/s/ John Kotowski
John Kotowski

/s/ Jane Kotowski
Jane Kotowski

/s/ Mark Reedy
Mark Reedy

/s/ Ken Gudger
Ken Gudger

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE STOCK PURCHASE AGREEMENT HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.
Exhibits
Exhibit A — Estimated Statement
Exhibit B — Required Consents
Exhibit C — Governmental Authorizations
Exhibit D — Non-Compete and Release Agreement
Exhibit E — Escrow Agreement
Exhibit F — Operation of Business Prior to Closing
Exhibit G — Calculation of Working Capital
Exhibit H — ESOP Amendment
Exhibit I — Equity Plan Grants
Exhibit J-A — Award Amendment Resolutions
Exhibit J-B — Award Amendment Resolutions
Schedule 1.1 — Capitalization
Schedule 3.2(m)(vii) — Employees
Global Energy Partners, Inc. Disclosure Schedule
Schedule 4.2 — No Conflict
Schedule 4.3 — Governmental Approvals
Schedule 4.4 — Voting Agreements
Schedule 4.7 — Capitalization
Schedule 4.8 — No Subsidiaries
Schedule 4.9 — Tangible Personal Property
Schedule 4.10 — Leased Real Estate
Schedule 4.12 — Proceedings
Schedule 4.13(a) — Products and Services
Schedule 4.13(b) — Listed Intellectual Property
Schedule 4.13(c) — Inbound Licenses
Schedule 4.13(d) — Outbound Licenses
Schedule 4.13(e) — Company IP Contracts
Schedule 4.13(k) — Third-Party Infringement of Company IP
Schedule 4.14 — Financial Statements; Financial Matters
Schedule 4.15 — Taxes
Schedule 4.15(g) — Tax Jurisdictions
Schedule 4.16 — Material Contracts
Schedule 4.17 — Employees
Schedule 4.18(a) — Labor and Employment
Schedule 4.18(b) —Employment Agreements
Schedule 4.18(c) — Severance Agreements
Schedule 4.18(d) — Employee Relations
Schedule 4.18(f) — Employee Manuals and Policies
Schedule 4.19 — Employee Benefit Plans; ERISA; ESOP
Schedule 4.20 — Absence of Certain Changes and Events
Schedule 4.21 — Environmental, Health and Safety Matters
Schedule 4.22 — Insurance
Schedule 4.25 — Affiliate Transactions
Schedule 4.27(a) — Company Privacy Policies
Schedule 4.27(b) — Company Databases

EnerNOC, Inc. will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request, provided however that EnerNOC, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished.